Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO THE TERMS OF A CONFIDENTIALITY
AGREEMENT AS DESCRIBED IN SECTION 22 OF THIS AGREEMENT

Execution Version

LITIGATION FUNDING AGREEMENT

(COMMERCIAL PLAINTIFF)

THIS LITIGATION FUNDING AGREEMENT (as may be amended from time to time, including all Exhibits and Schedules hereto, this “Agreement”), dated as of September 29, 2023, is made and entered into by and among: (i) Pravati Investment Fund VI LP, a Delaware limited partnership (including its permitted successors and permitted assigns, “Funder”), acting through Pravati Capital, LLC, its investment manager (“Investment Manager”); (ii) PARTS iD, Inc., a Delaware corporation (including its successors and assigns, “Plaintiff”); and (iii) PARTS iD, LLC, a Delaware limited liability company (including permitted successors and permitted assigns, and together with Parts iD, Inc., each a “Guarantor”). Funder, Plaintiff and Guarantor are each herein sometimes referred to as a “Party” and collectively as the “Parties.”

By this Agreement, Funder is providing Funding to Plaintiff secured by, among other things, the Recoveries in connection with the outcome of the Cases and the Related Proceedings. If Plaintiff is unsuccessful and receives no Recoveries of any kind on the Cases or the Related Proceedings and is not otherwise in Default under this Agreement, then Plaintiff will owe no money to Funder under this Agreement. As collateral security, Plaintiff is granting to Funder, among other protections, a perfected first priority security interest in and to all Recoveries from the Cases and the Related Proceedings, but Funder has absolutely no right to and will not make any decisions with respect to the strategy of Plaintiff and Law Firm in connection with the Cases and the Related Proceedings. The right and responsibility to provide all such legal and strategic advice relating to the prosecution, settlement or handling of the Cases remains solely with Plaintiff and Law Firm, and Plaintiff and Law Firm also retain all rights to make decisions and provide direction in connection with the Cases and the Related Proceedings. This Agreement defines all the terms and conditions of the non-recourse funding by Funder with regard to the Recoveries related to the Cases and the Related Proceedings. Notwithstanding the foregoing, Plaintiff acknowledges and agrees that if any Default occurs under this Agreement, all Fundings advanced under this Agreement and all other obligations of Plaintiff under this Agreement will be automatically converted to Recourse Obligations as provided in Section 13 of this Agreement, subject to the dispute resolution mechanisms set forth in Sections 25 and 28 of this Agreement.

RECITALS

WHEREAS, Plaintiff has filed a lawsuit against one or more Defendants in one or more Cases described on Schedule A;

WHEREAS, Plaintiff has retained Law Firm to serve as legal counsel with respect to the Cases, and Plaintiff has signed an engagement agreement with Law Firm in connection with the same;

WHEREAS, Plaintiff (i) has reviewed and considered the terms and conditions of this Agreement, (ii) is aware of the various fees associated with the Funding evidenced by this Agreement, (iii) desires to obtain the Funding hereunder from Funder pursuant to the terms of this Agreement, (iv) has determined that it can and desires to encumber the Collateral in favor of Funder pursuant to this Agreement, and (v) has considered all other alternative avenues of commercial funding for prosecuting the Cases, including funding from banks and other entities that fund litigation; and

WHEREAS, Funder has agreed to provide legal funding to Plaintiff in consideration of the fees and protections hereunder, including, without limitation, the lien on and security interest of Funder on the Collateral, which Collateral includes, among other things, the assets of Plaintiff (or the successors in interest of Plaintiff) that arise from time to time in connection with any settlement, judgment, or other resolution of any of the Cases and/or any Relating Proceedings.

COVENANTS AND AGREEMENTS

1. CONSIDERATION: Now, therefore, in consideration of the Funding made by Funder to Plaintiff, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties do hereby agree to the terms, provisions and conditions of this Agreement (including the Exhibits and Schedules hereto).

2. DEFINITIONS: Supplementing the terms defined elsewhere in this Agreement, the following terms (including other forms of such terms) used throughout this Agreement shall have the following meaning:

“Case” means any Lawsuits, any Proceedings, and/or any other claims for damages that are now or hereafter included (or that should be included or are deemed to be included) on Schedule A and all derivative or related claims of Plaintiff arising out of or relating to the events directly or indirectly involving such Case.

“Closing Date” means the date of this Agreement.

“Collateral” means all of right, title and interest of Plaintiff in and to the following, whether now owned or hereafter acquired or arising and wherever located (terms used in this definition and not otherwise defined in this Agreement shall have the meanings attributed to such terms in the UCC): (a) the Cases and the Related Proceedings; and (b) all proceeds and products of each of the foregoing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 29, 2023, executed by the Parties, as amended, modified, supplemented or extended from time to time.

“Confidential Information” means all information concerning Funder and Investment Manager and their respective business, including, without limitation, any and all of the following information of Funder and Investment Manager and their respective business that has been previously or may hereafter be disclosed in any form, whether in writing, orally, electronically, or otherwise, or otherwise made available by observation, inspection, or otherwise by Funder or Investment Manager or their representatives to Plaintiff or any Guarantor: (a) the Evaluation Materials (as defined in the Confidentiality Agreement); (b) information related to or prepared by Funder or Investment Manager, their respective employees, agents or counsel (whether in written, oral or electronic form or otherwise), including, without limitation, information related to the assets, liabilities, equity, income, business, affairs, ownership structure, owners, finances, internal policies and procedures, economic terms associated with any transaction of any kind with the Plaintiff or any Guarantor or investments of Funder, and portfolio data, investment strategies and returns, models and research, and, all data, notes, analysis, summaries, calculations, studies or other documents or work containing or reflecting or derived from any such information, (c) the fact that Funder has or is considering entering into any transaction or agreement of any kind with Plaintiff or any Guarantor, (d) this Agreement and the other Funding Documents (including the Confidentiality Agreement and the fact that Confidential Information has been disclosed by Funder or Investment Manager in connection with the transactions contemplated by this Agreement or the terms of any of the Fundings, but no attorney-client privileged information purposefully has been or will be disclosed to Funder or Investment Manager; (e) all information concerning the business and affairs of Funder or Investment Manager (which includes historical and current legal documentation and financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, strategic plans, marketing and advertising plans, publications, plaintiff and Plaintiff lists and identities, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of documents or property or discussions with Funder or Investment Manager and its representatives, regardless of the form of the communication; all notes, analyses, compilations, studies, summaries, and other material prepared by Plaintiff or Guarantor to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (f) the terms and conditions of this Agreement and other Funding Documents and any other documents, agreements for other written communications related to the proposed terms of this Agreement or the other Funding Documents (including, without limitation, terms sheets, proposals and e-mails; provided, however, that Confidential Information does not include information that Plaintiff and any Guarantor can show by competent written evidence: (i) is in or enters the public domain without a breach of this Agreement or the Confidentiality Agreement; (ii) is received from a third party without restriction on disclosure and without a breach of any nondisclosure obligation; or (iii) is required to be disclosed by order of a court or other governmental agency; provided, however, that Plaintiff and any Guarantor will provide Funder and Investment Manager with prompt written notice of such requirement and Funder and Investment Manager will be given an opportunity to obtain a protective order against the disclosure of such information.

“Defendant” means any and all defendants, respondents, claimants, counterclaimants, cross-claimants, petitioners, and/or opposition and/or opposing parties in the Cases or any Related Proceedings listed on Schedule A of this Agreement, including successors, assignees and/or other third-party (including any trust and any insurer) who is obligated to or agreeable to make any payments in connection therewith.

“Final Resolution” means, with respect to any Case, (i) a reasonable settlement of the Case, as reasonably determined by Plaintiff, Law Firm and Funder, and/or (ii) a final, non-appealable judgment or ruling of a court of competent jurisdiction or other relevant tribunal with respect to the Case, as reasonably determined by Plaintiff, Law Firm and Funder.

“Funding” or “Fundings” means each funding by Funder for the benefit of Plaintiff hereunder.

“Funding Documents” means, collectively, this Agreement and any other agreement, document or instrument entered into in connection with this Agreement and designated as a “Funding Document” (including the Declaration and Waiver, the Irrevocable Letter of Instruction, the Attorney Acknowledgement, the Confidentiality Agreement, and the Guarantee), all as amended, modified, supplemented or extended from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors.

“Law Firm” means Sheridan Ross, P.C. and Todd & Weld LLP or any replacement, successor or additional law firm engaged by Plaintiff with respect to any of the Cases.

“Lawsuit” means any claim for damages that Plaintiff possesses against any Defendant or other Person arising out of or relating to the acts or omissions underlying any Case or any Related Proceedings.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Material Adverse Change” means: (i) a materially adverse effect on the business, financial condition, operations, performance, or property of Plaintiff following the Closing Date; or (ii) a material impairment of the ability of Plaintiff to perform the Secured Obligations under, or remain in compliance with this Agreement and the other Funding Documents following the Closing Date.

“Maturity Date” means the earlier of: (i) the Receipt of Recoveries following the date of the Final Resolution of all of the Cases; or (ii) the date of the occurrence of a Default.

“Paid in Full” or “Payment in Full” means the payment in full in cash of the Secured Obligations, other than contingent indemnification or expense reimbursement obligations not then due.

“Nonrecourse Advances” means the obligations of Plaintiff under this Agreement as to which Funder’s only recourse under this Agreement is to the Recoveries and the Collateral.

“Permitted Liens” means: (i) Liens in favor of Funder; (ii) mechanics and materialman Liens and other statutory Liens (including Liens for taxes, fees, assessments and other governmental charges or levies) in respect of any amount (1) which is not at the time overdue or (2) which may be overdue but the validity of which is being contested at the time in good faith by appropriate proceedings, in each case so long as the holder of such Lien has not taken any action to foreclose or otherwise exercise any remedies with respect to such Lien; (iii) existing additional Liens (if any) described on the attached Schedule B; and (iv) Liens which are permitted in writing by Funder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Potential Default” means any event or circumstance, which, with the giving of notice or lapse of time or both, would become a Default or any event that could reasonably expected to cause a Material Adverse Change.

“Proceeding” means all Cases, all legal or civil claims for damages that Plaintiff possesses against any Defendant, including any action Law Firm files on behalf of Plaintiff to collect damages from any Defendant and/or otherwise in connection with any Case or any Related Proceedings.

“Receipt of Recoveries” shall mean the date on which any payment received by Plaintiff or Law Firm for the benefit of Plaintiff in connection with any Case or any Related Proceedings has been deposited by Plaintiff or Law Firm and recognized by the financial institution of Plaintiff or Law Firm, as applicable, as available funds.

“Recourse Obligations” means any and all obligations of Plaintiff under this Agreement as to which Plaintiff is fully liable and Funder has recourse to all assets of Plaintiff and Guarantor beyond just the Recoveries and the other Collateral, but if, and only if, there occurs any Default under this Agreement (including all Nonrecourse Advances that are converted to Recourse Obligations pursuant to Section 13(b) of this Agreement).

“Recoveries” means all money or other things of value that Plaintiff hereafter recovers (or has the right to recover), and which Plaintiff has the right to retain, directly or indirectly from any Defendant (or any trust, insurer or other third party) or in connection with any Case or any Related Proceeding, and all proceeds therefrom (within the meaning of the UCC).

“Related Proceedings” means any claim, case, or causes of action with the same or substantially the same operative facts or allegations arising out of the events, Lawsuit, or Proceedings under any Case, including without limitation, the filing in a different jurisdiction, adding additional parties, and/or asserting a claim for malpractice, fraud, or breach arising from the handling or mishandling of the underlying Case.

“Secured Obligations” means all amounts owed to Funder by Plaintiff pursuant to this Agreement or any other Funding Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including amounts accruing after the commencement of an Insolvency Proceeding.

“Solvent”, with respect to Plaintiff, means (a) the fair value of the aggregate of all assets of the Plaintiff and its subsidiaries, taken as a whole, will exceed the aggregate amount of the debts and liabilities (subordinate, contingent or otherwise) of the Plaintiff and its subsidiaries, taken as a whole; (b) the present fair saleable value of the property of the Plaintiff and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (c) the Plaintiff and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Plaintiff and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their businesses in which they are engaged as such businesses are now conducted on the date of this Agreement; and (e) the Plaintiff has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Funding Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of the Plaintiff. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“UCC” means the Arizona Uniform Commercial Code, as the same may from time to time be enacted and in effect in the State of Arizona.

3. FUNDING AND TERMS OF PAYMENT:

(a) Funding. Subject to and in accordance with the terms and conditions of this Agreement, Funder shall provide Plaintiff with Funding in an aggregate funded amount not to exceed $1,500,000.00, and such amount shall only be increased in the sole and absolute discretion of Funder. The Fundings may be distributed in one or more tranches. All Fundings in excess of $1,500,000.00 shall be subject to due diligence and portfolio underwriting, and all Fundings, regardless of amount, shall be subject to the other terms and conditions of this Agreement. All Fundings shall be made in United States Dollars.

(b) Procedure for Funding. Funder is authorized to make Fundings under this Agreement based upon a disbursement authorization received from a duly authorized officer of Plaintiff or a designee of a duly authorized officer of Plaintiff. The disbursement authorization shall be in the form attached hereto as Exhibit A. Funder shall be entitled to rely on any disbursement authorization executed by a person who Funder reasonably believes to be a duly authorized officer of Plaintiff or a designee thereof, and Plaintiff shall indemnify and hold Funder harmless for, from and against any damages or loss suffered by Funder as a result of such reliance. Funder shall send the amount of all Fundings to a deposit account designated in writing by Plaintiff.

(c) Payments.

(i) General. Plaintiff acknowledges that Funder is entitled to one hundred percent (100%) of the Plaintiff’s portion of the Recoveries that Plaintiff receives upon the Receipt of Recoveries on the Cases until Payment in Full of the Fundings and any other amounts owing to Funder under this Agreement. Plaintiff agrees, covenants, and warrants that: (1) Plaintiff will direct all payments made by or on behalf of any Defendant (including any payments made by any settlement claims administrator) in connection with any Case or any Related Proceeding to be delivered directly to Law Firm and promptly will direct Law Firm to promptly deposit such payments into Law Firm’s client trust account; and (2) Plaintiff will not make, or instruct any Person on its behalf to make, any payment to Plaintiff or to any other Person from Law Firm’s client trust account relating to any Case or any Related Proceeding until Plaintiff has Paid in Full all obligations of repayment set forth in this Agreement. The foregoing notwithstanding, if a Default occurs, then: (1) Plaintiff will not be entitled to retain any of the Recoveries related to any Case unless and until Funder has been Paid in Full in immediately available funds of U.S. Dollars the entire amount owed to Funder under this Agreement; and (2) Plaintiff shall remit to Funder one hundred percent (100%) of such Recoveries related to such Case within ten (10) business days after Receipt of Recoveries by Plaintiff or Law Firm, as applicable, until such Payment in Full of the amounts owed to Funder under this Agreement. Payments received by Funder with respect to amounts owing under this Agreement shall be applied in the order and manner as Funder in its sole and absolute discretion may elect.

(ii) Periodic Payments. Plaintiff shall promptly repay the Fundings upon the Receipt of the Recoveries from the Cases. The amount of such payment due to Funder will be the greater of: (x) the Multiple-Based Payment Amount; or (y) the Percentage-Based Payment Amount, each as described below:

(1) Multiple-Based Payment Amount. The “Multiple-Based Payment Amount” shall mean the amount determined post Final Resolution and Receipt of Recoveries as follows: (x) the funded amount of the payment with respect to the applicable Funding; plus (y) all of the Fees and Costs (defined below) related to such Funding; plus (z) one of the following: (1) if a payment is made on or before 15 months from the date of the Funding, a 2.3 times multiple on the funded amount of the Funding (excluding the Fees and Costs related to such Funding); (2) if a payment is made after 15 months from the date of the Funding but on or before 24 months from the date of the Funding, a 2.7 times multiple on the funded amount of the Funding (excluding the Fees and Costs related to such Funding); or (3) if a payment is made after 24 months from the date of the Funding, a 3.5 times multiple on the funded amount of the Funding (excluding the Fees and Costs related to such Funding). No Percentage-Based Payment Amount shall be charged with respect to any Funding that is paid based upon a Multiple-Based Payment Amount. By way of example only, if (x) the funded amount of the Funding is $2,000,000, and Plaintiff receives $10,000,000 of Recoveries 12 months after the date of the Funding and the applicable multiple for payment during that period is 2.5 times, then the Multiple-Based Payment Amount shall be: (x) the funded amount of the Funding (i.e. $2,000,000); plus (y) the Fees and Costs related to the Funding (i.e. $162,000, which is calculated as $50,000 for the underwriting fee, plus $100,000 for the funding origination fee, plus $12,000 for 12 months of servicing fees); plus (z) 2.5 times the $2,000,000 funded amount of the payment (i.e. $5,000,000) resulting in a total Multiple-Based Payment Amount of $7,162,000 (i.e. $2,000,000, plus $162,000, plus $5,000,000), and, in such example, Plaintiff shall be entitled to retain the remaining $2,838,000 ($10,000,000 minus $7,162,000) of the Recoveries if the Multiple-Based Payment Amount is greater than the Percentage-Based Payment Amount. For the avoidance of doubt, the foregoing sentence is an example only and the calculation of the Multiple-Based Payment Amount actually owed by Plaintiff under this Agreement shall be based upon the funded amount, multiples and Fees and Costs actually specified in the other provisions of this Agreement.

(2) Percentage-Based Payment Amount. The “Percentage-Based Payment Amount” shall mean the amount determined post Final Resolution and Receipt of Recoveries as follows: (x) the funded amount of the applicable Funding; plus (y) all of the Fees and Costs related to such Funding; plus (z) an amount equal to 2.0% (the “Percentage Payment Rate”) of the outstanding daily balance of such Funding, compounded monthly, computed on the basis of a 360-day year for the actual number of days elapsed, to the extent accrued and unpaid (with respect to each month, a “Percentage Payment”); provided, however, that if recovery and repayment is based upon the Percentage-Based Payment Amount and not based upon a Multiple-Based Payment Amount, Plaintiff agrees to pay Funder a minimum of six months of Percentage Payments with respect to the full amount of each Funding even if such Funding is paid in whole or in part prior to six months after the advance of such Funding. By way of example only, if the funded amount of the Funding is $2,000,000, and Plaintiff receives $10,000,000 of Recoveries 12 months after the date of the Funding and the Percentage Payment Rate is 2.0% compounded monthly, then the Percentage-Based Payment Amount shall be: (x) the funded amount of the Funding (i.e. $2,000,000); (y) the Fees and Costs related to the Funding (i.e. $162,000, which is calculated as $50,000 for the underwriting fee, plus $100,000 for the funding origination fee, plus $12,000 for 12 months of servicing fees); plus (z) 12 months of Percentage Payments compounded monthly (i.e. $536,483.59) resulting in a total Percentage-Based Payment Amount of $2,716,483.59 (i.e. $2,000,000, plus $162,000, plus $536,483.59), and, in such example, Plaintiff shall be entitled to retain the remaining $7,301,516.41 ($10,000,000 minus $2,716,483.59) of the Recoveries if the Percentage-Based Payment Amount is greater than the Multiple-Based Payment Amount. By way of further example, if the funded amount of the Funding is $2,000,000, and Plaintiff receives $10,000,000 of Recoveries two months after the date of the Funding and the Percentage Payment Rate is 2.0% compounded monthly, then the Percentage-Based Payment Amount shall be: (x) the funded amount of the Funding (i.e. $2,000,000); (y) the Fees and Costs related to the Funding (i.e. $152,000, which is calculated as $50,000 for the underwriting fee, plus $100,000 for the funding origination fee, plus $9,000 for the legal document preparation fee, plus $2,000 for 2 months of servicing fees); plus (z) six months of Percentage Payments (i.e. the minimum months of Percentage Payments) compounded monthly (i.e. $252,324.84) resulting in a total Percentage-Based Payment Amount of $2,404,324.84 (i.e. $2,000,000, plus $152,000, plus $252,324.84), and, in such example, Plaintiff shall be entitled to retain the remaining $7,595,675.16 ($10,000,000 minus $2,404,324.84) of the Recoveries if the Percentage-Based Payment Amount is greater than the Multiple-Based Payment Amount. For the avoidance of doubt, the foregoing two sentences are examples only and the calculation of the Percentage-Based Payment Amount actually owed by Plaintiff under this Agreement shall be based upon the funded amount, Percentage Payments and Fees and Costs actually specified in the other provisions of this Agreement.

(3) Recoveries in Installments. If the Recoveries are received in installments by Plaintiff, then the amount of the Multiple-Based Payment Amount and the amount of the Percentage-Based Payment Amount applicable to each installment received by Plaintiff shall be calculated using the foregoing formulas based upon the date such installment is received by Plaintiff. By way of example only, for purposes of calculating the Multiple-Based Payment Amount, if Funder makes a $3,000,000 Funding on the Closing Date and Plaintiff receives Recoveries of $1,000,000 twelve months after the Closing Date and another $9,000,000 of Recoveries thirty months after the Closing Date, then (i) the Multiple-Based Payment Amount with respect to the $1,000,000 of Recoveries shall be based upon the multiple applicable to such period (e.g. 2.5 times), and (ii) the Multiple-Based Payment Amount with respect to the $9,000,000 of Recoveries shall be based upon a multiple applicable to such period (e.g. 3.0 times). By way of further example only, for purposes of calculating the Multiple-Based Payment Amount, if Funder makes a $3,000,000 Funding on the Closing Date and Plaintiff receives Recoveries of $1,000,000 twelve months after the Closing Date and another $9,000,000 of Recoveries thirty months after the Closing Date, then (i) the Percentage-Based Payment Amount with respect to the $1,000,000 of Recoveries shall include accrued Percentage Payments on the $3,000,000 from the date of the Funding through the date of the payment, and (ii) the Percentage-Based Payment Amount with respect to the $9,000,000 of Recoveries shall include Percentage Payments on any unpaid funded amount balance of the Funding from twelve months after the date of the Funding though the date of the subsequent payment.

(iii) Payment in Full at Maturity Date. Notwithstanding anything to the contrary in this Agreement, if not sooner paid as provided herein, all Fundings and other Secured Obligations shall be immediately due and payable on the Maturity Date.

(iv) Other. Plaintiff may prepay any Funding without penalty or premium except that Funder is entitled to six months of accrued Percentage Payments. Plaintiff shall also pay Percentage Payments on the unpaid funded amount of such Funding at rates in accordance with the terms hereof. Any Percentage Payments not paid when due shall be compounded by becoming a part of the Secured Obligations, and such Percentage Payments shall thereafter accrue Percentage Payments at the Percentage Payment Rate then applicable hereunder. All payments to Funder under this Agreement will be made in full, unconditionally, and in immediately available funds of United States Dollars (without any setoff), free and clear of and without deduction for any and all present or future taxes, levies, duties, deductions, withholdings, assessments, fees, or encumbrances of any type. Plaintiff hereby waives any defenses to payment (other than Payment in Full) of any amounts required to be paid to Funder pursuant to this Agreement. Plaintiff understands its instructions regarding payments due Funder under this Agreement are irrevocable without which Funder would not have agreed to provide the Funding. Plaintiff hereby agrees not to seek to avoid payment of any such amounts by encouraging, cooperating with, instructing, or authorizing any party to pay or distribute any proceeds from the Cases or other Related Proceedings to any party except in full and complete compliance with this Agreement. Plaintiff agrees to cooperate with Funder in good faith and to use commercially reasonable efforts in procuring payment of all amounts required to be paid to Funder under this Agreement.

(d) Fees and Costs. Plaintiff shall pay to Funder the following (collectively, the “Fees and Costs”):

(i) Underwriting Fee. An underwriting fee in the amount of $50,000.

(ii) Funding Origination Fee. A fully earned and non-refundable “origination fee” equal to 3.00% of the funded amount of each Funding.

(iii) Service Fee. Beginning on October 15, 2023, and the first day of each calendar quarter thereafter, a “service fee” of $1,500.

The Fees and Costs are not subject to interest. The underwriting fee and the funding origination fee are fully earned on the Closing Date but are only due and payable upon the Receipt of Recoveries and only to the extent of the Recoveries. The service fees are fully earned on each of the dates specified in the foregoing clause (iii) but are only due and payable upon the Receipt of Recoveries and only to the extent of the Recoveries.

(e) Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Secured Obligations remain outstanding. Notwithstanding anything in this Agreement to the contrary, Funder shall have no obligation to make Funding under this Agreement upon the occurrence of a Potential Default or a Default. Notwithstanding any termination of this Agreement, the Lien of Funder on the Collateral shall remain in effect until the Secured Obligations are Paid in Full.

4. CONDITIONS OF FUNDING:

(a) Conditions Precedent to Initial Funding. The obligation of Funder to make the initial Funding is subject to the condition precedent that Funder shall have received (or waived), in form and substance reasonably satisfactory to Funder, the following:

(i) this Agreement, duly executed by an authorized officer of Plaintiff;

(ii) the Limited Guarantee Agreement in the form of Exhibit B, duly executed by Guarantor (the “Guarantee”);

(iii) the Declaration and Waiver in the form of Exhibit C, duly executed by Plaintiff (the “Declaration and Waiver”);

(iv) the Irrevocable Letter of Instructions in the form of Exhibit D, duly executed by Plaintiff (the “Irrevocable Letter of Instruction”);

(v) the Attorney Acknowledgement in the form of Exhibit E, duly executed by Law Firm (the “Attorney Acknowledgement”);

(vi) the following reports and other information: (1) the tax returns for Plaintiff for the three tax years preceding the Closing Date; (2) a profit and loss statement and a balance sheet of Plaintiff for the three years preceding the Closing Date; (3) a list of all accounts payable of Plaintiff as of the Closing Date; (4) a budget for Plaintiff year-to-date and a prospective budget for Plaintiff for the twelve months following the Closing Date; and (5) copies of the tax returns for Guarantor for the three years preceding the Closing Date;

(vii) copies of Uniform Commercial Code search reports dated as of a date reasonably acceptable to Funder, listing all effective financing statements which name Plaintiff, under its present name and any previous names, as debtor, together with copies of such financing statements;

(viii) a UCC-1 financing statement containing the description of the Collateral and reflecting Plaintiff, as debtor, and Funder (or Funder’s representative), as secured party, for filing with the appropriate office in the state of organization of Plaintiff;

(ix) an officer’s certificate executed by a duly authorized officer of Plaintiff certifying to Funder that the certificate attaches the following: (1) true and correct copies of the organizational documents of Plaintiff; (2) a good standing certificate of Plaintiff; and (3) resolutions of the governing board (or equivalent) of Plaintiff approving the execution and delivery of this Agreement and the other Funding Documents; and

(x) such other documents, and completion of such other matters, as Funder may deem necessary or appropriate.

(b) Conditions Precedent to all Funding. The obligation of Funder to make each Funding, including the initial Funding, is subject to the following conditions:

(i) the representations and warranties contained in Section 8 of this Agreement shall be true and correct to Plaintiff’s knowledge in all material respects and on the effective date of each Funding as though made at and as of each such date, unless such representations or warranties relate to a previous date, in which case such representations and warranties are true and correct in all material respects as of such date; and

(ii) no Default or Potential Default shall have occurred or would exist after giving effect to such Funding.

Plaintiff’s request for each Funding shall be deemed to be a representation and warranty by Plaintiff on the date of such Funding as to the accuracy of the facts referred to in this Section 4(b).

5. SECURITY INTEREST:

(a) As security for the full and timely payment and performance of the Secured Obligations, Plaintiff hereby grants to Funder a security interest (which shall have a first lien priority) in all of the Collateral (subject to Permitted Liens), whether now or hereafter existing

(b) Perfection of Security Interest. Plaintiff hereby irrevocably authorizes Funder to file at any time financing statements, continuation statements, and amendments thereto that: (i) specifically describe the Collateral pledged hereunder; and (ii) contain any other information required by the applicable Uniform Commercial Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Plaintiff is an organization, the type of organization and any organizational identification number issued to Plaintiff, if applicable. Any such financing statement may be filed by Funder at any time in any applicable jurisdiction whether or not Article 9 of the Uniform Commercial Code is then in effect in that jurisdiction. Plaintiff shall from time to time endorse and deliver to Funder, at the reasonable request of Funder, all instruments and other documents that Funder may reasonably request, in form satisfactory to Funder, to perfect and continue perfection of Funder’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Funding Documents.

(c) Right to Inspect. Subject to restrictions imposed by appliable law, Funder (through any of its officers, employees, or agents) shall have the right, upon reasonable written prior notice to Plaintiff and Law Firm (it being understood that notice via electronic mail is satisfactory), from time to time during Law Firm’s usual business hours, to inspect the books and records of Plaintiff as relevant to the Collateral and to make copies thereof and to check, test, and appraise the Collateral in order to verify the amount, condition of, or any other matter relating to, the Collateral; provided, that, anything to the contrary notwithstanding, nothing in this Agreement will require Law Firm, Plaintiff or Guarantor to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure is prohibited by law or binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product. The reasonable costs and expenses of Funder and its designees incurred in connection with any inspection undertaken by Funder or its designees pursuant to this Section shall be promptly paid or reimbursed by Plaintiff.

(d) Control Over Cases. The Parties acknowledge and agree that this Agreement expressly creates in favor of Funder a security interest in the Collateral, including the Recoveries that may result from the Cases and other Related Proceedings. Funder shall have no right to and will not make any decisions with respect to the conduct of the underlying Proceedings or claims or make any decisions with respect to any settlements or resolution thereof and the full right and full obligation to make those decisions remains solely with Plaintiff and/or Law Firm.

(e) Possession of Collateral. Until the occurrence and during the continuance of a Default and except for Recoveries in which Funder’s interest has attached or Funder’s right to payment has arisen, Plaintiff may use and/or possess all Collateral and may use it in any lawful manner not inconsistent with this Agreement. Funder shall exercise reasonable care in the custody and preservation of any of the Collateral in its possession.

6. [Reserved].

7. DISCHARGES; CO-COUNSEL; CHANGES TO RESPONSIBILITIES: Plaintiff understands and agrees that if any Law Firm is: (a) discharged; (b) acquires co-counsel on any Case or other Related Proceeding subsequent to Plaintiff’s engagement on said Case or other Related Proceeding without Funder’s written permission; and/or (c) is otherwise relieved of its responsibilities with respect to Plaintiff in any of the Cases or other Related Proceedings, Plaintiff’s obligations under this Agreement shall remain in full force and effect. Funder’s security interest in the Recoveries shall also continue unaffected by any such discharge of any Law Firm. Within three (3) business days after Plaintiff informs any Law Firm that such Law Firm is being discharged or relieved of its responsibilities or that any Law Firm acquires any co-counsel, Plaintiff shall provide written notice thereof to Funder in accordance with Section 31, which notice shall include the name, address, telephone number, facsimile number and email of the replacement or additional Law Firm for Plaintiff, and Plaintiff shall, within five (5) business days thereafter, deliver to Funder the following: (a) evidence that an Irrevocable Letter of Instruction has been sent by Plaintiff to such replacement or additional Law Firm; and (b) an Attorney Acknowledgement executed by such replacement or additional Law Firm. Funder shall have the right to protect its interest in this Agreement through all legal remedies, including, without limitation, by notifying any attorneys or parties involved in the continuation of the Cases and the Related Proceedings ensuring that Funder automatically and immediately receives any Recoveries or other fees and costs payable to Plaintiff. Plaintiff shall also take any action and sign any document reasonably requested by Funder to enable Funder to protect and enforce Funder’s rights under this Agreement with respect to any creditor of Plaintiff or any replacement or additional Law Firm.

8. REPRESENTATIONS AND WARRANTIES: Plaintiff represents and warrants to Funder as follows:

(a) Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement and the other Funding Documents and the request for each Funding hereunder (i) are within Plaintiff’s powers, and (ii) will not constitute an event of default under any material agreement to which Plaintiff is a party or by which Plaintiff is bound or any laws, rules or regulations to which Plaintiff is subject, in each case in this clause (ii), that would cause a Material Adverse Change. Plaintiff is not in default under any material agreement to which it is a party or by which it is bound that would cause a Material Adverse Change.

(b) Validity and Binding Nature. This Agreement and the other Funding Documents are the legal, valid and binding obligations of Plaintiff, enforceable against Plaintiff in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(c) No Prior Encumbrances. Plaintiff has good and marketable title to the Collateral, free and clear of Liens, other than Permitted Liens.

(d) Valid Lien. This Agreement creates in favor of Funder a legal, valid, and continuing and enforceable security interest in and to the Collateral, subject to Permitted Liens and to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(e) Name. Plaintiff has not done business under any name other than that specified on the signature page hereof.

(f) Litigation. There are no actions, claims or proceedings pending by or against Plaintiff before any court or administrative agency in which an adverse decision would reasonably be expected to cause a Material Adverse Change.

(g) Financial Disclosures. All financial disclosures made by Plaintiff to Funder are, to the Plaintiff’s actual knowledge, in all material respects, true, accurate, complete, and fairly characterize the financial position of Plaintiff.

(h) Solvency. As of the date of this Agreement, and immediately prior to and immediately after giving effect to the issuance of each Funding hereunder and the use of proceeds thereof, the Plaintiff is Solvent. In the event that Plaintiff or any Guarantor is subject to any bankruptcy proceeding subsequent to entering into this Agreement, the subject debtor shall immediately notify Funder of that fact in writing, and involvement in any such bankruptcy proceeding or Insolvency Proceeding shall not per se qualify as a Default under this Agreement. In addition, if Plaintiff or any Guarantor is subject to bankruptcy proceedings prior to the full payment of the Secured Obligations, the subject debtor will notify the bankruptcy court that Plaintiff has previously collaterally assigned the Recoveries and the other Collateral to the extent of the Secured Obligations, that Plaintiff no longer owns those Recoveries free of any Liens of Funder, and that those Recoveries and other Collateral relating to the Cases, to the extent of the Secured Obligations, are not available as part of any bankruptcy estate, and that Funder is a secured creditor and has a first priority perfected security interest in the Recoveries and the other Collateral.

(i) Regulatory Compliance. Plaintiff is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as in effect from time to time. Plaintiff is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).

(j) Compliance With Laws. Plaintiff is not under investigation (to its knowledge) or in violation in any respect of any law, rule, regulation, order or decree of any governmental authority or agency, in each case, that would cause a Material Adverse Change.

(k) Taxes. Plaintiff has filed or caused to be filed all federal and other material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein other than such taxes that Plaintiff is contesting in good faith.

(l) No Subsidiaries. Plaintiff does not own any stock, partnership interest or other equity securities of any other Person other than that of Guarantor.

(m) Government Consents and Regulation. Plaintiff has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for: (i) Plaintiff to execute this Agreement and perform its obligations under this Agreement; and (ii) the continued operation of Plaintiff’s business as currently conducted. Plaintiff is not, or after giving effect to any Funding, will not be, subject to regulation under any federal or state statute or regulation limiting its ability to receive litigation funding.

(n) Information. All materials and information provided to Funder by or on behalf of Plaintiff in connection with applicable “know your customer” and anti-money laundering legislation are true and correct as of the date provided.

(o) Anti-Corruption Laws and Sanctions. Plaintiff is in compliance with anti-corruption laws and sanctions. Neither Plaintiff, nor any of its directors, officers or employees or agents, is a sanctioned person or is engaged in any activity that would reasonably be expected to result in such Plaintiff being designated as a sanctioned person. No Funding, use of proceeds or other transactions contemplated by this Agreement will violate anti-corruption laws or sanctions.

(p) Affiliate Transactions. There are no existing or proposed agreements, arrangements, understandings or transactions between Plaintiff and any of members, managers, partners or shareholders or any members of their respective families, other than those that are upon fair and reasonable terms that are no less favorable to Plaintiff than would be obtained in an arm’s length transaction with a non-affiliated Person.

(q) Full Disclosure. No representation, warranty or other statement made by Plaintiff in any certificate or written statement furnished to Funder pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

(r) Nature of Claims. As of the Closing Date and immediately prior to and after giving effect to the issuance of each Funding hereunder and the use of the proceeds thereof: (i) the Cases and the Related Proceedings are meritorious and filed in good faith; (ii) Plaintiff has complete right, title and interest in and to the Recoveries with respect to the Cases and other Related Proceedings; (iii) all of the Cases included on Schedule A are pending and/or in the settlement process and Plaintiff has not (and will not) received money or anything else of value or entered into an undisclosed agreement or taken any action that would diminish the value of the Cases; and (iv) all material financial terms for each Case have been fully disclosed to Funder in writing.

(s) Relationship of the Parties.

(i) No Reliance. Each of Plaintiff and Guarantor is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisors (including its own legal counsel) as it has deemed necessary. Each of Plaintiff and Guarantor is not relying on any communication (written or oral) of Funder or Investment Manager as investment or legal advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of a Funding shall not be considered investment advice or a recommendation to enter into that Funding. Plaintiff and Guarantor have not received from Funder or Investment Manager any assurance or guarantee as to the expected results of this Agreement or any Funding.

(ii) Evaluation and Understanding. Plaintiff and Guarantor are capable of evaluating and understanding (on their own behalf or through independent professional advice), and understand and accept, the terms, conditions and risks of this Agreement and any Funding. Plaintiff and Guarantor are also capable of assuming, and assumes, the financial and other risks of this Agreement.

(iii) Status of Parties. Funder and Investment Manager are not acting as a fiduciary for or an advisor to Plaintiff or any Guarantor in respect of this Agreement and the other Funding Documents or any Funding. There is no agency or joint venture relationship between Plaintiff and Guarantor, on the one hand, and Funder and Investment Manager, on the other hand.

9. AFFIRMATIVE COVENANTS: Plaintiff shall do each of the following:

(a) Good Standing; Licenses. Plaintiff shall (i) maintain its existence as a duly organized entity in its jurisdiction of formation and (ii) maintain qualification and good standing in each jurisdiction in which it is required to be qualified. Plaintiff shall maintain in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted.

(b) Government Compliance. Plaintiff shall comply in all material respects with all statutes, laws, ordinances and government rules and regulations to which it is subject.

(c) Use of Proceeds. The proceeds of the Funding shall be used by Plaintiff exclusively to fund current and future litigation fees, costs and expenses with respect to the Cases, including by way of example, but not limitation, attorneys’ fees, expert witness fees, professional fees for personnel associated with the Cases, and any other costs incurred in the Cases.

(d) Financial Statements; Reports; Certificates. Plaintiff shall deliver to Funder:

(i) Within 10 days after the end of each quarter prior to Payment in Full of the Secured Obligations, Plaintiff shall cause Law Firm to send a report to Funder detailing the status of the Cases and the Related Proceedings, which quarterly report will accurately identify the following information as of the end of the immediately preceding quarter: (1) the current status of each Case and the Related Proceeding, including, without limitation, a quarterly update involving a material procedural and substantive status of each Case, each of the Related Proceedings, and claims submitted by Plaintiff or otherwise on behalf of Plaintiff; and (2) any other information regarding the Cases and the Related Proceedings that Funder may reasonably request from time to time; provided, that, anything to the contrary notwithstanding, nothing in this Agreement will require Plaintiff or Guarantor to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure is prohibited by law or binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(ii) Subject to clause (vi) below, within 45 days after the end of each fiscal quarter of Plaintiff, financial statements of Plaintiff and any Guarantor.

(iii) Subject to clause (vi) below, within 90 days after the end of each calendar year, annual financial statements (audited, if available, or unaudited if audited are not available) of Plaintiff and any Guarantor.

(iv) Promptly upon receipt of notice thereof, a report of any legal action pending or threatened in writing (including via electronic mail) against Plaintiff or any Guarantor that is reasonably likely to result in damages or costs to Plaintiff or any Guarantor of $250,000 or more.

(v) Such other financial information regarding Plaintiff or Guarantor as Funder may reasonably request (in writing, including via electronic mail) from time to time. Plaintiff agrees to provide any such other information or documentation promptly upon Funder’s request. This includes information that Funder or Funder’s auditor may request from Plaintiff or Guarantor as part of any audit of the books and records of Funder; provided, that, anything to the contrary notwithstanding, nothing in this Agreement will require Plaintiff or Guarantor to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure is prohibited by law or binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(vi) Notwithstanding the foregoing, the obligations referred to in clauses (ii) and (iii) above may be satisfied with respect to financial information of Plaintiff or any holding company thereof by furnishing the Plaintiff’s (or its holding company’s) Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9(d)). Notwithstanding the foregoing, to the extent the SEC has granted the ability to extend the financial statement reporting deadline and such extended reporting deadline would be later than the deadline for delivery of the corresponding financial statements of the Plaintiff pursuant to clauses (ii) and (iii) above, then the applicable deadline in clauses (ii) and (iii) above shall be automatically deemed to be extended to the date of the extended reporting deadline. “SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(e) Taxes. Plaintiff shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Funder, promptly on demand, confirmations of the payment or deposit thereof; and Plaintiff will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Funder with confirmations that Plaintiff has made such payments or deposits; provided that Plaintiff need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against by Plaintiff.

(f) Further Assurances. Plaintiff agrees to cooperate with Funder in good faith and in a commercially reasonable manner during the term of this Agreement, including executing any documents required Funder for Funder’s auditor. At any time and from time to time Plaintiff shall execute and deliver such further instruments and take such further action as may reasonably be requested by Funder to effect the purposes of this Agreement.

(g) Good Faith. Plaintiff agrees to continue to pursue the Cases and any post-trial motions or proceedings related thereto through appeal in good faith, and with the same zeal as if the Funding were not in place.

10. NEGATIVE COVENANTS: Plaintiff shall not do any of the following:

(a) Dispositions. Without the express written and signed authorization of Funder, sell, transfer, assign, dispose of, encumber, or pledge as security or otherwise all or any portion of the Collateral (including the Recoveries and any other interest in any Case or other Related Proceedings) other than (i) the disposition of obsolete equipment in the ordinary course of business, (ii) sales of inventory in the ordinary course of business, and (iii) in connection with Permitted Liens.

(b) Organizational Documents; Name; State of Organization. Without first obtaining Funder’s written and signed authorization: (i) amend any of the provisions of its organizational documents in a manner materially adverse to Funder; (ii) change its name; and/or (iii) change its state of organization.

(c) Encumbrances. Create, incur, assume or suffer to exist any Lien on the Collateral other than Permitted Liens, or agree with any person or entity other than Funder not to grant a security interest in favor of Funder on any of the Collateral.

11. DEPOSIT AND DISTRIBUTION OF RECOVERIES: The following provisions shall supplement the provisions of Section 3(c) of this Agreement and the provisions of the Attorney Acknowledgement:

(a) Subject to all ethical obligations of Law Firm, if requested by Funder, Plaintiff will cause Law Firm to create one or more qualified settlement funds, trusts and/or similar financial structures, to be agreed upon and implemented upon agreement of terms among the Parties and Law Firm as to location and timing of creation of said trust as requested by Funder in connection with the Cases and the Related Proceedings. Plaintiff shall bear the reasonable cost of the creation of the aforementioned financial structures. Further, Plaintiff will obtain, or will in good faith work with Funder to obtain, direct pay letters, as applicable, from Law Firm to remit payment of proceeds to the aforementioned financial structure(s).

(b) Recoveries from any and all Cases and the Related Proceedings shall be promptly deposited into the aforementioned financial structures after receipt thereof from the settling/paying entity/party/affiliate/obligor/etc. Once Recoveries are received into a said financial structure, the trustee or similar of said financial structure, through mutual written agreement of the Parties, shall be empowered to recognize litigation financing claims, liens and repayment schedules tied to the Cases and the Related Proceedings subject to such arrangement, and shall segregate verified and approved beneficiary payments, legal fees and case expenses into a separate account and to negotiate and/or implement repayment in a fashion, agreed to by the Parties in a writing consistent with this Agreement.

12. DEFAULT: Any one or more of the following events shall constitute a “Default” under this Agreement:

(a) Following Receipt of Recoveries, and solely to the extent Plaintiff actually receives any Recoveries, failure on the part of Plaintiff to remit to Funder any amount required to be remitted under this Agreement or any other Funding Document within fourteen (14) business days following the date such amount becomes due;

(b) The occurrence of a Material Adverse Change to Plaintiff;

(c) Plaintiff’s or Law Firm’s (at Plaintiff’s direction) intentional non-disclosure or concealment of material information required to be provided hereunder regarding any Case or the Recoveries after promptly upon becoming aware of such information;

(d) Plaintiff transfers or encumbers in favor of anyone (other than Funder) all or any part of Plaintiff’s interest in any Case (including, without limitation, its right to any Recoveries) and/or the Collateral; or (ii) if anyone other than Funder otherwise obtains any right, title, lien, or interest in, to, or against Plaintiff’s interest in any Case (including, without limitation, its right to any Recoveries) (in each case in this clause (d), other than Permitted Liens or as otherwise agreed by Funder in writing);

(e) Plaintiff (or Law Firm (at Plaintiff’s direction)) takes any willful action (or fails to take appropriate action the effect of which is) to, in any material respect, waive, compromise, reduce, discount, negate, settle or otherwise forego Plaintiff’s interest in any of the Cases without reasonable legal or economic basis to do so;

(f) Any assignment is made by Plaintiff or any Guarantor of any of the rights of Plaintiff related to the Case, without Funder’s written consent;

(g) If Plaintiff or Guarantor asserts in writing that any of the Funding Documents is not, a legal, valid, and binding obligation of Plaintiff or Guarantor, as applicable, enforceable in accordance with their respective terms;

(h) Intentional misappropriation, misapplication, or conversion by or on behalf of Plaintiff of any of the Recoveries or any of the other Collateral, or other funds constituting any portion of the Collateral, that in any material respect violates any term or condition of any of the Funding Documents;

(i) Voluntary and unreasonable dismissal or voluntary and unreasonable abandonment by Plaintiff or Law Firm (at Plaintiff’s direction) of any Case or any Related Proceeding prior to a Final Resolution;

(j) Failure of Plaintiff or Law Firm (at Plaintiff’s direction) to use commercially reasonable efforts to actively prosecute or otherwise pursue any Case or any Related Proceeding prior to a Final Resolution;

(k) Plaintiff, Guarantor or any representative or agent of Plaintiff or Guarantor (including, without limitation, Law Firm), in each case, at Plaintiff’s direction, engages in any fraud, knowingly makes any material misrepresentation to Funder, or intentionally fails to disclose to Funder a material fact in connection with any Case or any Related Proceeding or any of the Funding Documents to the extent required to be disclosed hereunder;

(l) (i) The commencement of any bankruptcy or Insolvency Proceeding by or against Plaintiff and such Insolvency Proceeding is not dismissed with sixty (60) days and Plaintiff and/or Guarantor has not assumed this Agreement in connection with such Insolvency Proceeding or (ii) the appointment of a receiver to manage any assets of Plaintiff constituting Collateral;

(m) Any criminal charges related to fraudulent or deceitful activity against Plaintiff or any Guarantor that are successfully prosecuted and executed upon;

(n) (i) Funder, for any reason, at any time, does not have a perfected, first-priority security interest in any of the Collateral (including the Cases and the Recoveries); or (ii) Plaintiff fails, refuses or are otherwise unable to grant Funder a perfected, first priority security interest in all of Plaintiff’s personal property and other assets upon any conversion of Nonrecourse Advances into Recourse Obligations; or

(o) Any change in control of Plaintiff or any entity or combination of entities that directly or indirectly control Plaintiff, with “control” defined as ownership of an aggregate of 25% or more of the common stock, members’ equity or other ownership interest, unless upon occurrence of a change in control of the Plaintiff, the change of control is acknowledged and waived by a signed writing by Plaintiff and Funder.

13. LIMITED RECOURSE; CONVERSION TO RECOURSE OBLIGATIONS; ADDITIONAL COLLATERAL:

(a) Funder acknowledges it is providing the Fundings to Plaintiff so that Plaintiff can pursue certain future Recoveries that may arise from the Cases or other Related Proceedings. As such, Funder understands that Plaintiff shall not owe Funder any repayment of the Fundings advanced under this Agreement if (i) there is no recovery by Plaintiff of the Recoveries or the Collateral by Plaintiff against any Defendant in the Cases or other Related Proceedings, and (ii) Plaintiff is not in Default under this Agreement.

(b) So long as no Default occurs under this Agreement, the Fundings and other obligations of Plaintiff under this Agreement will be Nonrecourse Advances; provided, however, Plaintiff acknowledges and agrees that if any Default occurs under this Agreement, all Fundings advanced under this Agreement and all other obligations of Plaintiff under this Agreement will be automatically converted to Recourse Obligations.

(c) If the Nonrecourse Advances are converted into Recourse Obligations in accordance with the foregoing clause (b), then Plaintiff shall grant to Funder a perfected, first priority security interest in all of Plaintiff’s personal property and all of Guarantor’s personal property. Plaintiff and Guarantor shall promptly execute any documents requested by Funder to grant and perfect such security interest.

14. REMEDIES: If any Default occurs under this Agreement, at any time thereafter, Funder shall have all the rights of a secured party under the UCC, in addition to its right to avail itself of any remedy available to it at law or in equity, and without limitation, may exercise any one or more of the following rights and remedies:

(a) Accelerate Repayment. Funder may declare all or any portion of the Secured Obligations immediately due and payable in full, without notice.

(b) Assemble Collateral. Funder may require Plaintiff to deliver to Funder all or any portion of the Collateral, as defined herein, and any and all certificates of title and other documents relating to the Collateral and make the same available to Funder at a place to be reasonably designated by Funder.

(c) Sell the Collateral. Funder shall have full power to sell, lease, transfer or otherwise deal with the Collateral or proceeds thereof in its own name or that of Plaintiff. Funder may sell the Collateral at public auction or private sale and issue correspondence with respect to the Collateral. Unless the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Funder shall give Plaintiff reasonable notice of the time after which any private sale or any other intended disposition of the Collateral is to be made. The requirements of reasonable notice shall be met if such notice is given at least ten calendar days before the time of the sale or disposition. All expenses relating to the disposition of the Collateral, including, without limitation, the expenses of retaking, holding, insuring, preparing for sale and selling the Collateral, shall become a part of the Secured Obligations secured by this Agreement and shall be payable on demand, with interest at the Percentage Payment Rate from date of expenditure until repaid.

(d) Appoint Receiver. To the extent permitted by applicable law, Funder shall have the following rights and remedies regarding the appointment of a receiver, in each case, following 10 business days’ written notice to the Plaintiff: (i) Funder may have a receiver appointed as a matter of right; (ii) the receiver may be an employee of Funder and may serve without bond; and (iii) all fees of the receiver and his or her attorney shall become part of the Secured Obligations secured by this Agreement and shall be payable on demand, with interest at the Default Rate from date of expenditure until repaid.

(e) Collect Revenues, Apply Accounts. Funder, either itself or through a receiver, may collect the payments, rents, income and revenues due to Plaintiff from the Collateral to the extent permitted by appliable law and ethical requirements. Funder may, at any time and it its sole and absolute discretion, transfer any Collateral into its own name or that of its nominee and receive the payments, rents, income and revenues therefrom and hold the same as security for the Fundings or apply it to payment of the Fundings in such order of preference as Funder may determine. To facilitate collection, Funder may notify Defendants to make payments directly to Funder related to the Collateral.

(f) Obtain Deficiency. If Funder chooses to sell any or all of the Collateral, Funder may obtain a judgment against Plaintiff for any deficiency remaining on the Secured Obligations due to Funder, after application of all amounts received from the exercise of the rights provided in this Agreement.

(g) Other Rights and Remedies. Funder shall have all the rights and remedies of a secured creditor under the provisions of the UCC, as may be amended from time to time. In addition, Funder shall have and may exercise any or all other rights and remedies it may have available at law, in equity or otherwise.

All of Funder’s rights and remedies under this Agreement and the other Funding Documents (including any Guarantee) will be cumulative and may be exercised singularly or concurrently. Election by Funder to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Plaintiff under this Agreement, after Plaintiff’s failure to perform, shall not affect Funder’s right to declare a default and to exercise its remedies, nor shall the same create any continuing duty for Funder to perform any further obligation of Plaintiff.

15. FEES AND EXPENSES: Any fees, monies, or expenses paid or accrued pursuant to this Agreement by Funder or on behalf of Plaintiff shall accrue interest under this Agreement at the same rate as any additional money paid directly to Plaintiff. Fees and expenses paid on behalf of Plaintiff may include, without limitation and at Funder’s sole discretion, legal fees and costs, independent consultants, cashier’s checks or other banking fees, and any other fees paid as outlined in this Agreement. Plaintiff shall pay Funder in strict accordance with the terms of this Agreement.

16. TIME OF ESSENCE: Time is of the essence for the performance of any obligations of Plaintiff or Guarantor under this Agreement or any of the other Funding Documents.

17. INDEPENDENT CONSULTANTS: To the extent that any broker or consultant has assisted either Plaintiff, Guarantor or Funder in obtaining the Funding pursuant to this Agreement, Plaintiff and Guarantor agree that such broker or consultant is not an employee or agent of Funder, has no right or authority to bind Funder, and Funder is not liable for any statements made by or to such broker or consultant. All commissions due to any such broker or consultant engaged by Plaintiff or Guarantor are the responsibility of and owed independently by Plaintiff, not Funder. If so directed by Plaintiff in writing, so long as Plaintiff is not in Default hereunder and solely in Funder’s discretion, Funder will pay Plaintiff’s or Guarantor’s obligations owed to such broker or consultant by adding it to and/or deducting it from the total Funding provided hereunder, and such payment shall be included in the total amount owed and to be funded to Plaintiff.

18. INCORPORATION BY REFERENCE: Each of the Recitals to this Agreement is hereby incorporated herein by reference as if fully set forth herein. Moreover, all Schedules attached hereto (as such Schedules may be amended and supplemented from time to time) are hereby incorporated herein by reference and made a part of this Agreement. Plaintiff agrees to execute and deliver each such Schedule where indicated and reasonably required by Funder to effectuate the purpose and/or terms of this Agreement.

19. CONSTRUCTION; CONFLICT OF TERMS: All terms of the Agreement were subject to negotiation in good faith between the Parties, with the final terms representing a mutual meeting of the minds. Funder thus is not to be deemed the drafter of the Agreement and the rule of construction that ambiguities be resolved against the drafter do not apply to the Agreement.

20. PAYMENTS DUE TO FUNDER: Plaintiff understands its instructions regarding payments due Funder under this Agreement are irrevocable without which Funder would not have agreed to provide the Funding or enter into this Agreement. Plaintiff hereby agrees not to seek to avoid payment of any amounts to Funder except in full and complete compliance with this Agreement. Plaintiff agrees to cooperate with Funder in good faith and to use commercially reasonable efforts in procuring payment of all amounts required to be paid to Funder under this Agreement.

21. ASSIGNMENT: Funder’s rights and obligations under this Agreement may be assigned in whole or in part (including by way of a participation interest in the Fundings) with the consent of Plaintiff (such consent not to be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required in the case of an assignment to any entity or combinations of entities to which Investment Manager manages or may manage, or any affiliates, subsidiaries, sister companies, parent companies or related companies of Investment Manager, provided, Funder shall provide Plaintiff with prior written notice of any such assignment(s). Plaintiff and Guarantor may not assign or transfer any of their respective rights and obligations under this Agreement or the other Funding Documents (whether voluntarily, by operation of law or otherwise) without the written consent of Funder, which consent may be given or withheld in the sole and absolute discretion of Funder. Plaintiff and Guarantor agree that Funder or Investment Manager may share information that Funder obtained about Plaintiff or Guarantor (whether from Plaintiff, Guarantor or any other person or entity) with potential assignees or participants to whom Funder may assign or participate its rights and obligations under this Agreement, where such information is reasonably necessary to allow a potential assignee or participant to make an informed decision whether to take assignment or participation from Funder, in each case, subject to the Confidentiality Agreement.

22. CONFIDENTIALITY OBLIGATIONS OF PLAINTIFF AND GUARANTOR: Plaintiff and Guarantor reaffirm all of their obligations under the Confidentiality Agreement. Plaintiff and Guarantor further agree as follows:

(a) Restricted Use and Disclosure of Confidential Information. Plaintiff and any Guarantor agree to hold all Confidential Information in strict confidence and agree to safeguard all Confidential Information with the same degree of care that Plaintiff and any Guarantor takes to protect its own proprietary information of a similar nature, and at minimum, will safeguard the Confidential Information with a reasonable degree of care. Confidential Information will at all times remain solely the property of Funder and Investment Manager. Plaintiff and any Guarantor shall not: (i) use Confidential Information for any purpose whatsoever other than to evaluate the transactions contemplated by this Agreement; or (ii) disclose or cause to be disclosed Confidential Information to any person or entity, except as expressly authorized in this Agreement. Plaintiff and any Guarantor: (i) will only disclose Confidential Information to officers, directors, managers, mangers, partners, employees, consultants, representatives, and agents who have a need to know such Confidential Information in connection with the evaluation of the transactions contemplated by this Agreement; and (ii) will ensure that its employees, consultants, representatives, and agents to whom Confidential Information is disclosed agree in writing to comply with the restrictions in this Agreement and the Confidentiality Agreement or are bound by a duty of confidentiality at least equivalent to the restrictions set forth in this Agreement and the Confidentiality Agreement. If Plaintiff or any Guarantor loses or makes or becomes aware of any unauthorized use or disclosure of any Confidential Information, Plaintiff shall promptly notify Funder and use reasonable efforts to (i) retrieve the lost or wrongfully disclosed Confidential Information, and (ii) discontinue or stop any further unauthorized disclosure thereof. If Plaintiff or any Guarantor is compelled by applicable law, regulation or legal process to disclose Confidential Information, Plaintiff or any Guarantor may disclose such Confidential Information, but only to the limited extent required to comply with such compelled disclosure (and written notice thereof shall be promptly delivered by Plaintiff and any Guarantor to Funder, unless otherwise prohibited, so that Funder or Guarantor may seek a protective order or other appropriate remedy; and in the event that such protective order or other remedy is not obtained, Plaintiff and any Guarantor shall exercise its reasonable best efforts to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information).

(b) Scope of Confidential Information. The terms of the Confidentiality Agreement and this Section 22 of this Agreement covers Confidential Information disclosed both prior and subsequent to the Closing Date.

(c) Return of Confidential Information. Plaintiff and any Guarantor will return all Confidential Information and any copies of Confidential Information to Funder or Investment Manager promptly upon demand for return of the Confidential Information; provided, however, that Plaintiff and any Guarantor will promptly destroy all tangible Confidential Information if requested to do so in writing. Plaintiff and any Guarantor, if requested, will, after destroying Confidential Information, provide to Funder and Investment Manager a certificate duly executed by Guarantor and any authorized officer of Plaintiff as proof that such destruction was carried out completely and according to the direction of Funder or Investment Manager. Notwithstanding the foregoing, Plaintiff and any Guarantor shall have the right to retain those portions of the Confidential Information which it is required to retain by law (but only for the period so required). With respect to the retained Confidential Information, Plaintiff and any Guarantor shall continue to be bound to its obligations set forth in the Confidentiality Agreement and this Section 22 and shall not access such retained Confidential Information for any purpose (unless otherwise required by any applicable law) after the termination of business relations between the Parties or upon written request by Funder.

(d) Public Statements; Marketing. Plaintiff and any Guarantor will not, without the prior written consent of Funder or Investment Manager, make any public statement, announcement, or release to trade publications, the press, any competitor of Funder, customer of Funder, or other person regarding the transactions contemplated by this Agreement or the other Funding Documents. No Confidential Information may be disclosed to any person or entity (whether or not an affiliate of Plaintiff or any Guarantor) for any internal or external marketing, customer relations, advertising or business development purposes.

(e) No Detriment, Warranty, or License. Plaintiff and any Guarantor will not use the Confidential Information to the detriment of Funder or Investment Manager. Plaintiff and any Guarantor each agree and acknowledge that any Confidential Information provided by Funder or Investment Manager is on an “AS IS” basis and Funder and Investment Manager will not be liable for any damages arising out of the use of or reliance on the Confidential Information. Neither the execution of this Agreement, nor the furnishing of any Confidential Information, will be construed by either Plaintiff or any Guarantor as granting any licenses or any other rights other than as expressly set forth in this Agreement. Nothing contained in this Agreement or the Confidentiality Agreement will create an obligation of Funder or Investment Manager to deliver or provide access to any particular Confidential Information.

(f) Equitable Relief; Remedies. Plaintiff and any Guarantor agree and acknowledge that the disclosure or use of Confidential Information in violation of the terms of the Confidentiality Agreement and this Section 22 would cause irreparable harm to Funder and Investment Manager for which monetary damages may be difficult to ascertain or be an inadequate remedy. Plaintiff and any Guarantor therefore agree that Funder or Investment Manager will have the right, in addition to other rights and remedies, to seek and obtain temporary, preliminary, or permanent injunctive relief for any violation of this Agreement or the Confidentiality Agreement Funder and Investment Manager will be entitled to injunctive relief without needing to prove irreparable injury or lack of an adequate remedy at loss, and without needing to post a bond. This provision will not restrict the right of Funder or Investment Manager to any available remedy. Each and every remedy is to be cumulative and in addition to every other remedy authorized by this Agreement or the Confidentiality Agreement or available at law or in equity.

(g) Confidentiality and Privilege. The Parties agree that, to the greatest extent permissible by law, the transactions contemplated by this Agreement, the Confidential Information, and the terms of the Confidentiality Agreement and this Section 22 shall be protected by any applicable privilege or doctrine, including, without limitation, the work product doctrine, common interest, or any other applicable privilege or protection.

(h) Survival. The rights and obligations of the Parties under terms of the Confidentiality Agreement and this Section 22 will survive payment of the Fundings or the termination of this Agreement for an indefinite duration.

By signing below, Plaintiff and any Guarantor acknowledge that Plaintiff and any Guarantor have read and understand the foregoing confidentiality provisions.

PLAINTIFF	GUARANTOR

PARTS iD, Inc.	PARTS iD, LLC

By:	By:
Name:	Name:
Title:	Title:

23. SAVINGS: The parties agree that this Agreement is not a loan and is not subject to any usury provision of any applicable state. All agreements between Plaintiff and Funder are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Funder for the use, forbearance, or detention of the money to be funded in this Agreement exceed the maximum permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum not so prohibited, and if from any circumstance Funder should ever receive as interest (although Funder denies any “interest” is due) hereunder an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal of the Agreement (against installments of principal due hereunder in the inverse order of their maturity) and not to the payment of interest. This provision shall control every other provision of all agreements between and among Plaintiff and Funder.

24. AMENDMENT: No term or provision of the Agreement shall be amended, modified, altered, waived, or supplemented except by a writing signed by all Parties. For purposes of this provision, email does not constitute such a signed writing.

25. CHOICE OF LAW; VENUE AND JURISDICTION: This Agreement shall be deemed to be a contract made under the laws of the State of Arizona, with purposeful contacts with the State of Arizona, including, without limitation, negotiation and formation of this Agreement, payments made to Funder in Arizona, and the administration of this Agreement in Arizona. Each of Plaintiff and Guarantor understand and agree that this Agreement and the relationship established hereby will be governed by, interpreted and enforced exclusively under the laws of the State of Arizona without regard to the application of conflicts of laws rules or principles, and that absent the agreement of Plaintiff and Guarantor to Arizona law as governing, Funder would not have entered into this Agreement. The Parties hereby irrevocably consent, submit, stipulate and agree that the Superior Court for the State of Arizona, Maricopa County, shall be the sole and exclusive venue for any lawsuit, proceeding or dispute referenced in, arising from, or related to this Agreement. The Parties hereby irrevocably and unconditionally waive any objection to the jurisdiction of the State of Arizona, or the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated herein in the Superior Court for the State of Arizona, Maricopa County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. Notwithstanding the exclusive venue set forth above, Funder may pursue provisional remedies, collection activities, and/or judgment enforcement activities in any jurisdiction in which Plaintiff or Guarantor are located, or are believed to have assets. Each of Plaintiff and Guarantor further irrevocably consent to the service of process by registered or certified mail or by personal service within or outside the State of Arizona. Each Party understands that the “choice of laws”, “forum”, and “venue” clauses are critical in nature, and are essential to this Agreement, and have not been entered into this Agreement as mere “form” insertions and recitals.

26. WAIVER OF JURY TRIAL: each of Plaintiff and guarantor hereby knowingly, voluntarily and intentionally waive any rights it may have to a trial by jury in respect of any litigation (whether as claim, counter-claim, affirmative defense or otherwise) in any way related to this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), actions or inactions of the parties to this agreement.

27. INDEMNITY: Each of Plaintiff and any Guarantor, jointly and severally, agrees to protect, hold harmless, defend and indemnify Funder and Investment Manager, and their respective members or managers, equity holders, members, managers, officers, directors, employees, financing sources, agents and assigns (each, an “Indemnified Party”; collectively, the “Indemnified Parties”) for, from and against any and all liability, penalties, costs, losses, damages, expenses, causes of action, claims and/or judgments (including each Indemnified Party’s attorney’s fees, costs and expenses), directly or indirectly, resulting from, arising from a finding of willful misconduct or gross negligence of Plaintiff in any way connected with the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection therewith. The indemnity obligations of Plaintiff and any Guarantor under this Section shall apply, without limitation, to any and all third-party claims and all other clams against any Indemnified Party but shall not apply with respect to any Indemnified Party to the extent such liability was caused by the gross negligence, willful misconduct or fraud of such Indemnified Party. With respect to any claim, action or proceeding as to which Plaintiff or any Guarantor is required to protect, hold harmless, defend and indemnify an Indemnified Party under this Section, Funder shall be entitled to control the defense thereof and to select counsel to represent the Indemnified Party. These indemnification obligations under this Section shall survive any termination of this Agreement, regardless of the reason for any such termination.

28. LITIGATION TO ENFORCE CONTRACT: In the event that litigation or other legal process or any other action is necessary to enforce or interpret the terms of this Agreement, the prevailing Party in such action shall be entitled to attorney’s fees and costs incurred in connection therewith (including, without limitation, the allocated costs for services of outside counsel of Plaintiff, Guarantor and/or Funder), filing fees, collection expenses, and costs associated with the action. In addition, interest on any and all outstanding balances determined to be due to Funder hereunder will accrue at the rate provided for pursuant to this Agreement until all such outstanding amounts are paid in full in immediately available funds—unless Plaintiff and/or Guarantor is determined to be the prevailing Party in which case no such outstanding interest or balance will be due or become due.

29. LIMITATION ON LIABILITY: Notwithstanding anything to the contrary contained in this Agreement or any other Funding Document, Plaintiff and Guarantor acknowledge and agree that any amounts owed or liabilities incurred by Funder in respect of the transaction contemplated by this Agreement may be satisfied solely from the assets of Funder. Without limiting the generality of the foregoing, in no event shall Plaintiff, Guarantor or any affiliate of Plaintiff or Guarantor have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred, to or against: (i) any assets of any person or entity (including, without limitation, Investment Manager or any person or entity whose account is under the management of Investment Manager) other than Funder; (ii) any assets of any affiliate of Funder; (iii) any assets of the general partner(s) of Funder or any affiliates of such general partner(s); or (iv) any employees, representatives or assets of Funder or Investment Manager. Plaintiff and Guarantor jointly and severally agree that Funder and Investment Manager (and their respective directors, officers, employees, agents, counsel and affiliates) shall have no liability to Plaintiff or Guarantor (whether sounding in tort, contract or otherwise) for losses suffered or incurred by Plaintiff or Guarantor in any way related to the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection therewith, except for foreseeable actual losses adjudicated to have resulted solely and directly from the gross negligence, willful misconduct or fraud of Funder or Investment Manager or their respective agents or affiliates. Moreover, whether or not such damages relate to a claim that is subject to the waiver effected above and whether or not such waiver is effective, Funder and Investment Manager (and their respective directors, officers, employees, agents, counsel and affiliates) shall have no liability with respect to any special, indirect, consequential, punitive or non-foreseeable damages suffered by Plaintiff (or any of its members, managers, partners or shareholders) or Guarantor that are in any way related to the transactions contemplated or the relationship established by this Agreement, or any act, omission or event occurring in connection herewith or therewith.

30. POWER OF ATTORNEY: Plaintiff hereby irrevocably constitutes and appoints Funder as Plaintiff’s attorney-in-fact with full power of substitution, for Plaintiff and in Plaintiff’s name, at Funder’s option and at Plaintiff’s expense, upon the occurrence and during the continuance of any Default, to: (a) ask, demand, collect (including, without limitation, the execution, in Plaintiff’s name, of notification letters), sue for, compound, and give acquittance for any and all payments assigned under any of the Funding Documents and to endorse, in writing or by stamp, Plaintiff’s name or otherwise on all checks for any monies in respect of the Collateral; (b) pay, contest, or settle any Lien involving the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (c) transfer the Collateral into the name of Funder or any Person to the extent permitted the UCC or any applicable laws. Plaintiff hereby appoints Funder as its lawful attorney-in-fact to sign Plaintiff’s name on any documents necessary to perfect or continue the perfection of Funder’s security interest in and to the Collateral, regardless of whether a Default has occurred, until all of the Secured Obligations have been Paid in Full. Funder’s foregoing appointment as Plaintiff’s attorney-in-fact, and all of Funder’s rights and powers, coupled with an interest, are irrevocable until all of the Secured Obligations have been Paid in Full.

31. NOTICE: Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Funding Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or electronic mail (at such email addresses as a Party may designate in accordance herewith). In the case of notices or demands to any Party, they shall be sent to the respective address set forth below:

If to Plaintiff:

	Attn:	John Pendleton
	E-mail:	john@partsid.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078-2704
Attn: James Fischer
E-mail: james.fischer@dlapiper.com

If to Guarantor

	Attn:	John Pendleton
	E-mail:	john@partsid.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078-2704
Attn: James Fischer
E-mail: james.fischer@dlapiper.com

If to Funder:	Pravati Capital, LLC
4400 N. Scottsdale Road, Suite 9277
Scottsdale, Arizona 85251
Attn: Alexander Chucri
E-mail: alex@pravaticapital.com

Any Party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section, shall be deemed received on the earlier of the date of actual receipt or three (3) business days after the deposit thereof in the mail; provided, that: (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). One notice shall suffice for all Parties constituting Plaintiff. Any notice sent to Plaintiff or Guarantor in accordance with the terms of this Section shall be deemed received by Plaintiff or Guarantor, as applicable, absent manifest error.

32. ENTIRE AGREEMENT: This Agreement, together with all Schedules and Exhibits, and the other Funding Documents (including the Confidentiality Agreement) constitute the entire agreement of the Parties. Neither Party has made representations except as set forth herein. This Agreement and the other Funding Documents supersede all prior agreements, understandings, negotiations and discussions, written or oral, of the Parties, relating to any transaction contemplated by this Agreement.

33. CONFLICTS; INCONSISTENCY: In the event of any conflict or inconsistency between the terms and provisions of this Agreement and any of the other Funding Documents, the terms and provisions of this Agreement shall control to the extent necessary to resolve such conflict or inconsistency.

34. SUCCESSORS AND ASSIGNS: Subject to the restrictions contained in Section 21 of this Agreement, this Agreement shall be binding on and inure to the benefit of the Parties, or any successor-in-interest.

35. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

36. THIRD PARTY BENEFICIARY: Investment Manager is an express third-party beneficiary of the rights of Funder under this Agreement.

37. SEVERABILITY: In the event one or more of the covenants, terms or conditions of this Agreement shall for any reason be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the validity, ability, or enforceability of any other covenant, term or condition in this Agreement. Except in the event of a direct and irreconcilable conflict, the provisions of this Agreement generally supplement the provisions and terms defined elsewhere throughout the Agreement and Schedules and Exhibits, all of which are incorporated herein by reference.

DO NOT SIGN THIS AGREEMENT BEFORE YOU READ IT COMPLETELY OR IF IT CONTAINS INCOMPLETE PROVISIONS. BEFORE YOU SIGN THIS AGREEMENT, YOU SHOULD OBTAIN THE ADVICE OF AN ATTORNEY OR LEGAL COUNSEL. DEPENDING ON YOUR CIRCUMSTANCES, YOU MAY ALSO WANT TO CONSULT A TAX, PUBLIC OR PRIVATE BENEFIT PLANNING, OR FINANCIAL PROFESSIONAL. PLAINTIFF, GUARANTOR AND FUNDER EACH HAS REVIEWED THIS AGREEMENT IN ITS ENTIRETY PRIOR TO SIGNING AND HEREBY ACKNOWLEDGES THAT IT (AND ITS DULY AUTHORIZED OFFICER OR REPRESENTATIVE WHO IS SIGNING ON BEHALF OF IT) UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

IN EXECUTING THIS AGREEMENT, EACH OF PLAINTIFF AND GUARANTOR HAS NOT HERETOFORE RECEIVED LEGAL ADVICE FROM FUNDER. NEITHER FUNDER NOR FUNDER’S AGENTS AND PERSONNEL ARE PLAINTIFF’S OR GUARANTOR’S ATTORNEY, LAWYER OR LEGAL REPRESENTATIVE. EACH OF PLAINTIFF AND GUARANTOR ACKNOWLEDGES THAT IT WAS ADVISED TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND IT HAS HAD A FULL OPPORTUNITY TO DO SO.

PLAINTIFF AND GUARANTOR ACKNOWLEDGE THAT PLAINTIFF AND GUARANTOR HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY, FREELY, AND WITHOUT DURESS.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties hereby execute and deliver this Agreement effective as of the date first set forth above.

PLAINTIFF		FUNDER

PARTS iD, Inc., a Delaware corporation		PRAVATI CAPITAL, LLC, on behalf of Funder

By:	/s/ John Pendleton	By:	/s/ Alexander Chucri
Name:	John Pendleton	Name:	Alexander Chucri
Title:	EVP, Corporate & Legal Affairs	Title:	CEO

State of	)
) ss.
County of	)

The foregoing instrument was acknowledged before me this _____ day of _________________, 20___, by the [Insert name of officer or agent, title or officer or agent] of PARTS iD, Inc., a Delaware corporation, on behalf of the corporation.

My Commission Expires:

Notary Public

GUARANTOR

PARTS iD, LLC, a Delaware limited liability company

By:	/s/ John Pendleton

State of	)
) ss.
County of	)

The foregoing instrument was acknowledged before me this ______ day of _________________, 20___, by [Insert name of Guarantor].

My Commission Expires:

Notary Public

SCHEDULE A – PLAINTIFF LIST OF CASES AND RELATED PROCEEDINGS

The Cases and the Related Proceedings listed below are subject to the foregoing Litigation Funding Agreement (as may be amended from time to time, including all Exhibits and Schedules thereto, the “Agreement”) executed by Funder, Plaintiff and Guarantor:

1.	The lawsuit pending in the District of Massachusetts and captioned as Parts iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-1253-RWZ).

2.	The lawsuit presently stayed in the District of New Jersey and captioned as Onyx Enterprises, Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

3.	All cases related thereto or substantially similar thereto.

All capitalized terms used in this Schedule A shall have the meaning assigned thereto in the Agreement.

SCHEDULE B – LIST OF LIENS

The following list of additional Liens permitted by the foregoing Litigation Funding Agreement, dated as of September 29, 2023, executed by Funder, Plaintiff and Guarantor:

[None. Pravati Capital shall have first lien position on the Recoveries from the Cases.]

All capitalized terms used in this Schedule B shall have the meaning assigned thereto in the Agreement.

EXHIBIT A – DISBURSEMENT AUTHORIZATION

DISBURSEMENT AUTHORIZATION

From:	Pravati Capital, LLC

Re:	PARTS iD, Inc.

Date:	_______________, 20___

Reference is made to the Limited Recourse Legal Funding and Security Agreement, dated as of September __, 2023, executed by Pravati Investment Fund VI LP, PARTS iD, Inc. and PARTS iD, LLC (the “Agreement”). Capitalized terms that are used herein and not defined herein shall have the meanings given to such terms in the Agreement.

Total Funding Approved Amount:	$_______________

Amount for this disbursement:	$_______________

Wire Instructions:

Bank Name:

Account name:

Account #:

Routing #:

Address:

Plaintiff acknowledges that this disbursement request is irrevocable and binding on Plaintiff and obligates Plaintiff to accept the requested Funding.

Plaintiff represents and warrants as follows:

(a) No Default or Potential Default exists on the date hereof or will exist after giving effect to the Funding requested hereby.

(b) Each of the representations and warranties of Plaintiff and Guarantor made in the Funding Documents is true and correct to the Plaintiff’s knowledge in all material respects as of the date hereof (both immediately prior to and after giving effect to such Funding) as if made on and as of the date hereof unless related to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date.

PLAINTIFF

PARTS iD, Inc., a Delaware corporation

By:
Name:
Title:

GUARANTOR CONSENT

The undersigned Guarantor acknowledges and agrees that it has guaranteed this Funding in accordance with the terms of the Limited Guarantee Agreement executed by Guarantor.

GUARANTOR

PARTS iD, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B – LIMITED GUARANTEE AGREEMENT

This Limited Guarantee Agreement (as may be amended from time to time, this “Guarantee”), dated as of September 29, 2023, is made and entered into by PARTS iD, LLC, a Delaware limited liability company (hereinafter the “Guarantor”), in favor of Pravati Investment Fund VI LP (including its successors and permitted assigns, “Funder”).

WHEREAS PARTS iD, Inc., a Delaware corporation (including its permitted successors and permitted assigns, collectively known as “Plaintiff”), and Guarantor have entered into a Litigation Funding Agreement, of even date herewith, with Funder wherein Funder agreed to provide Funding to Plaintiff (such agreement, as amended from time to time, being herein called the “Agreement”; capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement); and

WHEREAS Funder has requested that Guarantor guarantee the Recourse Obligations under and as defined in the Agreement (the “Guaranteed Obligations”) in accordance with the terms of the Agreement and this Guarantee.

NOW THEREFORE, in consideration of the premises, the agreement of Funder to provide the Funding to Plaintiff pursuant to the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor hereby covenant and agree with Funder as follows:

1.	GUARANTEE: Subject to the provisions hereof, Guarantor hereby absolutely, irrevocably and unconditionally guarantees the due and punctual satisfaction, payment and discharge of the Guaranteed Obligations to Funder in accordance with the Agreement. If Plaintiff fails to pay any Guaranteed Obligations, Guarantor shall forthwith pay to Funder the amount due in the same currency and manner provided for in the Agreement. This Guarantee shall constitute a guarantee of payment and not of collection. Guarantor shall have no right of subrogation with respect to any payments it makes under this Guarantee until all of the Guaranteed Obligations have been indefeasibly paid in full in immediately available funds. Guarantor’s liability hereunder shall be and is specifically limited to payments of the Recourse Obligations expressly required to be made in accordance with the Agreement (even if such payments are deemed to be damages). Guarantor’s obligations under this Guarantee hereunder shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, reduction or defense based upon any claim Guarantor may have against Funder and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected for any reason whatsoever until the complete performance of the Guaranteed Obligations, including without limitation by reason of:

(a)	Any amendment or modification of any provision of the Agreement or any of the Guaranteed Obligations or any assignment or transfer thereof, including any extension of the time for payment of or compliance with any of the Guaranteed Obligations, whether or not consented to by Guarantor;

(b)	Any waiver, consent, extension, granting of time, forbearance, indulgence, renewal or other action or inaction under or in respect of the Agreement or any of the Guaranteed Obligations, or any exercise or non-exercise of any right, remedy or power in respect thereof, whether or not consented to by Guarantor;

(c)	Any informality in, omission from, invalidity or unenforceability of, or any misrepresentation, irregularity or other defect in, the Agreement, any of the Guaranteed Obligations or any other agreement or instrument;

(d)	Any lack or limitation of capacity, status, power or authority of Guarantor or Plaintiff, and/or any defect or failure to comply with a formal legal requirement in the execution or delivery of any document;

(e)	Any transfer of any assets to or from Guarantor, any other guarantor or Plaintiff, or any consolidation, amalgamation or merger of Guarantor, any other guarantor or Plaintiff with or into any person, or any change whatsoever in the name, objects, capital structure, corporate or other legal existence, membership, constitution, or business control of Guarantor, any other guarantor or Plaintiff;

(f)	Any failure on the part of Guarantor, any other guarantor or Plaintiff or any other person or entity to perform or comply with any terms of the Agreement, any of the Guaranteed Obligations or any other agreement or instrument;

(g)	The assignment of all or any of the part of the benefits of this Guarantee, the Agreement or any other agreement or instrument; and

(h)	Any other circumstance which might otherwise constitute a defense available to or a discharge of Guarantor, any other guarantor or Plaintiff or any other person or entity in respect of the Guaranteed Obligations, or Guarantor in respect of this Guarantee (other than Payment in Full of the Guaranteed Obligations).

2.	DEMAND: If Plaintiff at any time and/or from time to time fails to pay or cause to be paid all or any portion of the Guaranteed Obligations, as and when the same shall become due and payable pursuant to the Agreement, then Funder shall be entitled, by notice to Guarantor, to make a demand upon Guarantor for the payment of the Guaranteed Obligations or that portion thereof which Guarantor has failed to pay (hereinafter referred to as a “Payment Demand”). A Payment Demand shall be in writing and shall briefly specify in reasonable detail what amount Plaintiff has failed to pay and an explanation of why such payment is due, with a specific statement that Funder is calling upon Guarantor to pay under this Guarantee. A Payment Demand satisfying the foregoing requirements shall be deemed sufficient notice to Guarantor that it must pay the Guaranteed Obligations. A single written Payment Demand shall be effective as to any specific failure to pay during the continuance of such failure to pay, until Plaintiff or Guarantor has cured such failure to pay, and additional written Payment Demands concerning such failure to pay shall not be required until such failure to pay is cured. The amount specified in a Payment Demand shall become immediately due and payable by Guarantor under this Guarantee upon delivery of such Payment Demand to Guarantor.

3.	RECOURSE: Funder may, at its option, proceed against Guarantor to enforce any of the Guaranteed Obligation when due without first proceeding against any other person or entity and without first resorting to any other remedy.

4.	TERM: This Guarantee shall remain in full force and effect so long as there may be any obligations outstanding by Plaintiff under the Agreement or until they are earlier terminated by the written agreement of Funder. When this Guarantee is terminated in accordance with the foregoing, Guarantor shall have no further liability hereunder, except as provided in the last sentence of this Section. No such termination shall affect Guarantor’s liability with respect to any Guaranteed Obligations arising prior to the effective date of such termination.

5.	REPRESENTATIONS AND WARRANTIES: Guarantor represents and warrants to Funder that:

(a)	It has the power and authority to execute, deliver and carry out the terms and provisions of this Guarantee;

(b)	None of the execution, delivery and performance of this Guarantee violates or conflicts with any law applicable to it, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, in each case, that would cause a Material Adverse Change;

(c)	This Guarantee has been duly authorized by all necessary action on the part of Guarantor and no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guarantee or for the performance by Guarantor of its obligations hereunder;

(d)	This Guarantee constitutes a valid and legally binding agreement of Guarantor enforceable against Guarantor in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity;

(e)	There is not pending or, to its knowledge, threatened in writing against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that would materially adversely affect the legality, validity or enforceability against it of this Guarantee or its ability to perform its obligations under this Guarantee;

(f)	Guarantor is familiar with the business of Plaintiff; and

(h)	The Recoveries related to the Cases are assets of Plaintiff, and Guarantor has no independent right to receive all or any portion of the Recoveries related to the Cases.

6.	SETOFFS: Funder may at any time during the existence of a Default set-off and apply indebtedness owing by Funder to or for the credit of Guarantor against that portion of the Guaranteed Obligations owing pursuant to a Payment Demand. The rights of Funder in this Section are in addition to any rights and remedies, including other rights of set-off, that it may have.

7.	EFFECT OF BANKRUPTCY: Guarantor’s obligations under this Guarantee shall not be prejudiced or affected in any way by the bankruptcy or insolvency of Plaintiff, Guarantor or any other guarantor or by any bankruptcy, reorganization, moratorium or similar Insolvency Proceeding relating to Plaintiff, Guarantor or any other guarantor or other relief sought or obtained in respect of Plaintiff, Guarantor or any other guarantor under any bankruptcy or insolvency law affecting creditor’s rights or a petition for Plaintiff’s, Guarantor’s or any other guarantor’s winding-up or liquidation, including any discharge of any of the Guaranteed Obligations as a result of any bankruptcy or Insolvency Proceeding. In the case of liquidation, winding-up or bankruptcy of Plaintiff (whether voluntary or compulsory) or any composition with creditors or scheme or arrangement relating to Plaintiff, Funder shall have the right to rank in priority to Guarantor for Funders full claims in respect of the Guaranteed Obligations and receive all dividends and other payments in respect thereof until its claims in respect of the Guaranteed Obligations have been paid in full, and Guarantor shall continue to be liable for any balance which may be owing to Funder by Plaintiff or Guarantor in respect of the Guaranteed Obligations.

8.	AMENDMENT: No term or provision of this Guarantee shall be amended, modified, altered, waived, or supplemented except by an agreement in writing signed by Guarantor and Funder.

9.	WAIVERS: Guarantor hereby unconditionally waives:

(a)	Notice of acceptance of this Guarantee and, except as otherwise specifically provided in this Guarantee, any other notices whatsoever;

(b)	Presentment and demand concerning the liabilities of Plaintiff, Guarantor and/or any other guarantor, except as set forth in Section 2 of this Guarantee;

(c)	Any right to require that any action or proceeding be brought against Plaintiff, Guarantor, any other guarantor or any other person or entity or against the assets of any person or entity, or except as expressly hereinabove set forth, to require that Funder seek enforcement of any performance against Plaintiff, Guarantor, any other guarantor or any other person, prior to any action against Guarantor under the terms hereof. Without limiting the foregoing, Guarantor hereby expressly waives any and all suretyship defenses affecting the enforcement of this Guarantee and the right to require marshalling of assets with respect to the assets of Plaintiff, Guarantor, any other guarantor or any other person;

(d)	Any right to receive all or any portion of the Recoveries related to the Cases; and

(e)	To the extent permitted by applicable law: (i) the benefits of the provisions of Arizona Revised Statutes Sections 12-1641 and 12-1642 et seq. and Rule 17(f) of the Arizona Rules of Civil Procedures for the Superior Courts of Arizona, which set forth certain rights and obligations among guarantors, debtors and creditors, to the extent applicable; (ii) any defense arising by reason of any disability or other defense of Plaintiff or by reason of the cessation of, or unenforceability of, the liability of Plaintiff for all or any part of the Guaranteed Obligations from any cause whatsoever (other than payment in full); (iv) any homestead or exemption rights; (v) demand, diligence, grace, presentment for payment, protest, notice of nonpayment, nonperformance, extension, dishonor, maturity, protest and default; (vi) all rights and privileges Guarantor might otherwise have to require Funder to pursue any other remedy available to Funder in any particular manner or order; (vii) the existence, creation, or incurring of new or additional Guaranteed Obligations; (viii) any impairment of collateral securing any part of the Guaranteed Obligations, including, without limitation, failure to perfect a security interest in, and release of, any such collateral; (ix) the benefits of any statutory provision limiting the right of Funder to recover a deficiency judgment, or to otherwise proceed, against any person or entity obligated for payment of the Guaranteed Obligations, after any foreclosure or trustee’s sale of any collateral securing any part of the Guaranteed Obligations, including, without limitation, the benefits, if any, of Arizona Revised Statutes Section 33-814; and (x) any implied right of reimbursement or contribution from Plaintiff or any other claim against Plaintiff at law or in equity. Guarantor agrees that if Funder shall exercise any right or remedy with respect to any collateral securing any of the Guaranteed Obligations, Guarantor shall be and remain liable to Funder for the deficiency by which the net proceeds of exercise of such right or remedy actually received by Funder shall be less than the Guaranteed Obligations.

Except as to applicable statutes of limitation relevant to the enforcement of this Guarantee against Guarantor, no delay of Funder in the exercise of, or failure to exercise, any rights or remedy hereunder shall operate as a waiver of such right or remedy, or a waiver of any other rights or a release of Guarantor from any obligations hereunder. Nor shall any single or partial exercise of any right or remedy under this Guarantee preclude any other or further exercise thereof or the exercise of any right or remedy, nor shall any waiver of one provision be deemed to constitute a waiver of any other provision. No waiver of any of the provisions of this Guarantee shall be effective unless it is in writing duly executed by the waiving party.

Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of or other changes in the terms of the Guaranteed Obligations, or any part thereof or any changes or modifications to the terms of the Agreement, and none of the foregoing shall in any way release Guarantor from any obligations hereunder.

10.	EXPENSES: Guarantor shall pay for or reimburse Funder for any and all reasonable and documented out-of-pocket fees and expenses (including, without limitation, all reasonable and documented legal fees of one outside counsel) incurred in connection with the successful enforcement of its rights under this Guarantee, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

11.	[RESERVED].

12.	ASSIGNMENT: Guarantor shall not assign this Guarantee without the express written consent of Funder. Funder shall be entitled to assign its rights under this Guarantee in its sole and absolute discretion.

13.	NOTICE: Any Payment Demand or other notice relating to this Guarantee shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or electronic mail (at such email addresses as a party may designate in accordance herewith). Such Payment Demand or notice shall be sent to the respective address set forth below:

If to Guarantor

	Attn:	John Pendleton
	E-mail:	John@partsid.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, NJ 07078-2704
Attn: James Fischer
E-mail: james.fischer@dlapiper.com

If to Funder:	Pravati Capital, LLC
4400 N. Scottsdale Road, Suite 9277
Scottsdale, Arizona 85251
Attn: Alexander Chucri
E-mail: alex@pravaticapital.com

Any party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section, shall be deemed received on the earlier of the date of actual receipt or three (3) business days after the deposit thereof in the mail; provided, that: (a) notices sent by overnight courier service shall be deemed to have been given when received, and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any Payment Demand or notice sent to Guarantor in accordance with the terms of this Section shall be deemed received by Guarantor absent manifest error.

14.	GOVERNING LAW; VENUE AND JURISDICTION; WAIVER OF JURY TRIAL: This Guarantee shall be deemed to be a contract made under the laws of the State of Arizona, with purposeful contacts with the State of Arizona, including, without limitation, negotiation and formation of this Guarantee, payments made to Funder in Arizona, and the administration of this Guarantee in Arizona. Guarantor understands and agrees that this Guarantee and the relationship established hereby will be governed by, interpreted and enforced exclusively under the laws of the State of Arizona without regard to the application of conflicts of laws rules or principles, and that absent the agreement of Guarantor to Arizona law as governing, Funder would not have entered into this Guarantee. Each of Guarantor and Funder hereby irrevocably consent, submit, stipulate and agree that the Superior Court for the State of Arizona, Maricopa County, shall be the sole and exclusive venue for any lawsuit, proceeding or dispute referenced in, arising from, or related to this Guarantee. Each of Guarantor and Funder hereby irrevocably and unconditionally waive any objection to the jurisdiction of the State of Arizona, or the laying of venue of any action, suit or proceeding arising out of this Guarantee or the matters contemplated herein in the Superior Court for the State of Arizona, Maricopa County, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. Notwithstanding the exclusive venue set forth above, Funder may pursue provisional remedies, collection activities, and/or judgment enforcement activities in any jurisdiction in which Plaintiff or Guarantor are located, or are believed to have assets. Guarantor further irrevocably consents to the service of process by registered or certified mail or by personal service within or outside the State of Arizona. Each of Guarantor and Funder understands that the “choice of laws”, “forum”, and “venue” clauses are critical in nature, and are essential to this Agreement, and have not been entered into this Agreement as mere “form” insertions and recitals. GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVE ITS RIGHT TO TRIAL BY JURY.

15.	MISCELLANEOUS:

(a)	This Guarantee shall be binding upon Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Funder, its successors and assigns.

(b)	Notwithstanding the terms of the Agreement, this Guarantee embodies the entire Guarantee and understanding between Guarantor and Funder and supersedes all prior agreements and understandings relating to the subject matter hereof.

(c)	The headings in this Guarantee are for purposes of reference only and shall not affect the meaning hereof.

(d)	The rights, remedies and recourse of Funder under this Guarantee are cumulative and do not exclude any other rights, remedies and recourse that it may have.

(e)	If any payment of Guarantor or Plaintiff in respect of Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect of such Guaranteed Obligations as if such payment had not been made.

(f)	The provisions of this Guarantee are intended to be severable. If any provision of this Guarantee shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction be ineffective only to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

IN WITNESS WHEREOF, Guarantor hereby executes and delivers this Guarantee as of the date first set forth above.

GUARANTOR

PARTS iD, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT c

DECLARATION and waiver

September __, 2023

PARTS iD, Inc., a Delaware corporation (“Plaintiff”), has entered into that certain Litigation Funding Agreement, dated as of the date hereof (as such may be amended, restated, or otherwise superseded from time to time, the “Agreement”), with Pravati Investment Fund VI LP (“Funder”) and PARTS iD, LLC, a Delaware limited liability company, wherein Funder has agreed to provide Funding to Plaintiff secured by certain Collateral relating to the outcome of certain Cases and the Related Proceedings.

Prior to receiving Funding from Funder, Plaintiff hereby represents and warrants to Funder that Plaintiff has not received any other funding, in each case, in connection with the Cases or other Related Proceedings. Notwithstanding anything to the contrary, Plaintiff further agrees and acknowledges that: (a) Plaintiff may not without obtaining prior written authorization from Funder solicit or accept any Funding in connection with the Cases or the Related Proceedings or other funds or advances against the Cases or the Related Proceedings from any other Person unless and until Plaintiff has Paid in Full all Secured Obligations of Plaintiff under the Funding Documents; (b) Plaintiff hereby waives its rights to other funding of this kind or of a similar nature; and (c) if Plaintiff accepts any such Funding or other funding from a third party, without prior written authorization from Funder, Plaintiff will be deemed to be in Default under the Agreement.

This Declaration and Waiver is being executed and delivered by Plaintiff in favor of Funder as a condition to the Funding and as a requirement under the Agreement. All capitalized terms used but not otherwise defined in this Declaration and Waiver will have the meanings given to such terms in the Agreement. In the event of any conflict between any term or condition in this Declaration and Waiver and any term or condition of the Agreement, the conflicting term or condition set forth in the Agreement will prevail.

PARTS iD, Inc., a Delaware corporation

By:
Name:
Title:

Date:	, 20

State of	)
) ss.
County of	)

The foregoing instrument was acknowledged before me this _____ day of _________________, 20___, by the [Insert name of officer or agent, title or officer or agent] of PARTS iD, Inc., a Delaware corporation, on behalf of the corporation.

My Commission Expires:
Notary Public

EXHIBIT D

IRREVOCABLE LETTER OF INSTRUCTION

September __, 2023

Aaron Bradford, Esq.

Sheridan Ross, P.C.

1650 Broadway, Suite 1200

Denver, CO 80202

Re:

1.	The lawsuit pending in the District of Massachusetts, Parts iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-253-RWZ) and the District of New Jersey, Onyx Enterprises Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

2.	All cases related thereto or substantially similar thereto.

Dear Sheridan Ross, P.C.:

This letter, together with a copy of that certain Litigation Funding Agreement, dated as of the date hereof (the “Agreement”), by and among the Client, as Plaintiff, the Guarantor party thereto and Pravati Investment Fund VI LP (“Pravati”), as Funder, will confirm that PARTS iD, Inc., a Delaware corporation (“Client”), has irrevocably assigned an interest in and to the Recoveries from any settlement, verdict, award, compromise, judgment, or other arrangement, including sale, arising out of or relating to the Cases and the Related Proceedings to Pravati. Capitalized terms used but not otherwise defined in this Irrevocable Letter of Instruction (this “Instruction”) will have the meanings given to such terms in the Agreement.

Client hereby instructs Sheridan Ross, P.C. (“Law Firm”) and any future attorney representing Client with respect to the Cases to honor and follow the irrevocable instructions set forth below:

Before disbursement of any Recoveries from the Cases and/or the Related Proceedings to Client, Law Firm must contact Pravati at (844) 772-8284 to confirm the amount due under the terms of the Agreement. Law Firm is not obligated to make any independent determination or obtain any other confirmation or approval from the undersigned or any other party, of such amount. Law Firm will also verify this amount with the Client. Please be advised that Law Firm is not authorized to disburse any funds to Client from any portion of any settlement, verdict, award, compromise, judgment, or other arrangement, including sale, resulting from the Cases or any Related Proceedings or Collateral without first fully satisfying from Recoveries and all Secured Obligations owed by Client to Pravati under the Agreement or otherwise fully satisfying Pravati’s lien on the Case, the Related Proceedings, or the Recoveries.

Upon disbursement of any Recoveries from any other Person, assuming all fees to Law Firm are current, Law Firm shall first deduct and forward all amounts payable to Pravati (before any Recoveries are distributed to any other Person), via U.S. mail to:

Pravati Capital, LLC

4400 North Scottsdale Road, Suite 9277

Scottsdale, Arizona 85251

1. Upon written request from Pravati, Law Firm is required to promptly disclose to Pravati in writing the gross amount of any settlement, verdict, award, compromise, judgment, sale price, or other arrangement arising out of or relating to the Case, Related Proceedings, or Collateral.

2. Law Firm shall promptly notify Pravati in writing if Law Firm becomes aware of any other assignments or liens on Client’s interest in the Case, Related Proceedings and/or Recoveries, now and in the future. Upon receipt of any Recoveries relating to the Cases and prior to making any distributions thereof, Law Firm will provide written notice to Pravati as to the source and amount of Recoveries received.

3. If, in the future, Law Firm is no longer representing Client with respect to the Cases or any Related Proceedings, Law Firm shall notify Pravati of such fact in writing within 48 hours.

4. Cooperate with Pravati by providing, upon Pravati’s reasonable request, with any information regarding the Case, any Related Proceedings, and any of the Defendant(s) if providing such information does not violate the attorney/client privilege.

Sincerely,

PARTS iD, Inc., a Delaware corporation

By:
Name:
Title:
Dated as of the date first written above.

State of	)
) ss.
County of	)

The foregoing instrument was acknowledged before me this _____ day of _________________, 20___, by the [Insert name of officer or agent, title or officer or agent] of PARTS iD, Inc., a Delaware corporation, on behalf of the corporation.

My Commission Expires:
Notary Public

EXHIBIT E

ATTORNEY ACKNOWLEDGMENT

September __, 2023

Pravati Investment Fund VI LP

4400 North Scottsdale Road, Suite 9277

Scottsdale, Arizona 85251

Re:	The following (collectively, the “Cases”):

1.	The lawsuit pending in the District of Massachusetts, Parts iD, Inc. v. ID Parts, LLC (Case No. 1:20-cv-253-RWZ) and the District of New Jersey, Onyx Enterprises Int’l Corp. v. Volkswagen Group of America, Inc. (Case No. 20-9976).

2.	All cases related thereto or substantially similar thereto.

Sheridan Ross, P.C. (“Law Firm”) hereby acknowledges receipt of a copy of that certain Litigation Funding Agreement (the “Agreement”), dated as of the date hereof, among PARTS iD, Inc., a Delaware corporation (“Client”), and PARTS iD, LLC, a Delaware limited liability company, and Pravati Investment Fund VI LP (“Pravati”), regarding certain Funding provided to Client in connection with the above-referenced matters if received by Firm. Law Firm agrees and acknowledges that the Agreement reflects that Client has incurred a financial obligation to Pravati and has instructed Law Firm to satisfy Client’s financial obligations to Pravati with Recoveries to which Client may be entitled. Capitalized terms used in this Attorney Acknowledgement will have the meaning given to such terms in the Agreement.

On behalf of Law Firm, the undersigned acknowledges: (a) receipt of the Irrevocable Letter of Instruction from Client provided under the Agreement; (b) that Law Firm understands all costs and fees owed to Pravati, including the annualized rate of return applied to calculate the amount to be paid by Client; (c) that Law Firm received notice of the fact that Client has granted Pravati a first-priority security interest and lien in and to Client’s interest in, among other things, the Recoveries arising out of the Cases as a consequence of the Agreement; (d) that Client has collaterally assigned, among other things, Client’s interest in the Recoveries from the Cases to Pravati under the Agreement; (e) Law Firm will follow Client’s irrevocable instructions as outlined in the Irrevocable Letter of Instruction to the extent reasonably practicable and will honor the terms of the Agreement to the extent applicable to Law Firm; (f) that the undersigned has no actual knowledge of any lien on, or security interest in, the Recoveries or other Collateral or otherwise against Client’s interest in the Cases (other than the lien and security interest in favor of Pravati imposed under the Agreement); and (g) that the Agreement prohibits Client from creating any other liens or security interests against the Recoveries from the Cases.

Prior to making any distribution of the Recoveries to Client, Law Firm will contact Pravati to ascertain the amount due to Pravati under the Agreement and will forward payment of such amount to Pravati within ten (10) business days after receipt of the Recoveries in Law Firm’s client trust account and confirmation by Law Firm that the Recoveries have cleared and are available for disbursement. Law Firm agrees that marking a check or accompanying letter to the effect of a release of claim or “in full satisfaction”, absent a written confirmation that Pravati will accept a lesser sum, will not have a legal effect on Pravati and that Pravati is authorized to deposit said check without prejudice to its rights to collect payment in full under the Agreement. Immediately upon receipt of any Recoveries relating to any Case and prior to making any distributions thereof, Firm will provide written notice to Pravati as to the source and amount of Recoveries received. Law Firm will cooperate with Pravati’s reasonable requests for information and updates regarding the Cases.

Law Firm represents and warrants that: (i) that each of the disputes related to the Cases is active, and although not currently pending, is not barred from being filed; (ii) the Cases currently are being vigorously pursued and there is no guarantee that Client will be successful or will recover sufficiently to satisfy Pravati’s lien, in whole or in part; (iii) Law Firm has been engaged by Client in connection with the Cases per a written fee agreement; (iv) all of the Recoveries from the Case and the Related Proceedings will be disbursed via Law Firm’s trust account or, where applicable, a settlement fund established to receive the Recoveries of the Cases from any Defendant on behalf of Client; (v) Law Firm will comply with the Irrevocable Letter of Instruction from Client with regard to the Funding; (vi) Law Firm is not being paid and has not been offered to be paid commissions or referral fees and that Law Firm has no financial interest in Pravati; and (vii) Law Firm is the attorney of record for Client in the Cases.

SHERIDAN ROSS, P.C.

By:
Name:
Title:

Dated as of the date first written above.